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                                                                    EXHIBIT 10.6




                           LETTER OF CREDIT AGREEMENT


                          DATED AS OF JANUARY 27, 1998

                                      AMONG

                        ORACLE REINSURANCE COMPANY, LTD.,


                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,

                         AS AGENT AND L/C ADMINISTRATOR,
                   THE BANK OF NEW YORK, AS CO-AGENT, DEUTSCHE
           BANK AG, AS CO-AGENT, DRESDNER BANK AG, NEW YORK BRANCH, AS
                  CO-AGENT AND FLEET NATIONAL BANK, AS CO-AGENT


                                       AND


                  THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO


                                   ARRANGED BY


                         BANCAMERICA ROBERTSON STEPHENS
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                                TABLE OF CONTENTS

                              ARTICLE I DEFINITIONS

1.1     Certain Defined Terms..................................................1
1.2     Other Interpretive Provisions.........................................17
1.3     Accounting Principles.................................................18

                        ARTICLE II THE LETTERS OF CREDIT

2.1     Amounts and Terms of L/C Commitments..................................18
2.2     Issuance, Amendment and Renewal of Letters of Credit..................19
2.3     Drawings and Reimbursements...........................................21
2.4     Repayment of L/C Advances.............................................23
2.5     Role of the Banks.....................................................23
2.6     Obligations Absolute..................................................24
2.7     Risk Participations, Drawings and Reimbursements......................25
2.8     Cash Collateral Pledge; Repayment of L/C Advances.....................25
2.9     Letter of Credit Fees.................................................25
2.10    Uniform Customs and Practice..........................................26
2.11    Optional Termination or Reduction of the L/C Commitments..............26
2.12    Mandatory Reduction in Effective Amount of L/C Obligations,
           Mandatory Cash Collateralization of Letters of Credit..............26
2.13    Interest..............................................................26
2.14    Fees..................................................................27
2.15    Computation of Fees and Interest......................................27
2.16    Payments by the Company...............................................27
2.17    Sharing of Payments, Etc..............................................28
2.18    Application of Proceeds...............................................29
2.19    Extension of Scheduled Termination Date; Substitution of Banks........29
2.20    Optional Increase in L/C Commitments..................................30

               ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY

3.1     Taxes.................................................................31
3.2     Illegality............................................................32
3.3     Increased Costs and Reduction of Return...............................32
3.4     Certificates of Banks.................................................32
3.5     Substitution of Banks.................................................33
3.6     Survival..............................................................33

                        ARTICLE IV CONDITIONS PRECEDENT

4.1     Documentary Conditions to Issuance of Initial Letters of Credit.......33
4.2     Other Conditions to Initial Letters of Credit.........................35
4.3     Conditions to All Letter of Credit Issuances..........................36

                    ARTICLE V REPRESENTATIONS AND WARRANTIES

5.1     Corporate Existence and Power.........................................36


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5.2     Corporate Authorization; No Contravention.............................37
5.3     Governmental Authorization............................................37
5.4     Binding Effect........................................................37
5.5     Litigation............................................................37
5.6     No Default............................................................38
5.7     ERISA Compliance......................................................38
5.8     Use of Proceeds; Margin Regulations...................................38
5.9     Title to Properties...................................................38
5.10    Taxes.................................................................39
5.11    Financial Condition...................................................39
5.12    Environmental Matters.................................................39
5.13    Regulated Entities....................................................39
5.14    No Burdensome Restrictions............................................39
5.15    Subsidiaries..........................................................39
5.16    Insurance.............................................................39
5.17    Solvency, etc.........................................................40
5.18    Full Disclosure.......................................................40
5.19    Material Adverse Change, Conduct of Business..........................40
5.20    First Priority Security Interest......................................40

                        ARTICLE VI AFFIRMATIVE COVENANTS

6.1     Financial Statements..................................................41
6.2     Certificates; Other Information.......................................42
6.3     Notices...............................................................43
6.4     Preservation of Corporate Existence, Etc..............................44
6.5     Maintenance of Property...............................................45
6.6     Insurance.............................................................45
6.7     Payment of Obligations................................................45
6.8     Compliance with Laws..................................................45
6.9     Compliance with ERISA.................................................45
6.10    Inspection of Property and Books and Records..........................45
6.11    Environmental Laws....................................................45
6.12    Use of Letters of Credit..............................................46
6.13    Further Assurances....................................................46
6.14    Supplemental Disclosure...............................................46
6.15    Intellectual Property.................................................47

                         ARTICLE VII NEGATIVE COVENANTS
7.1     Limitation on Liens...................................................47
7.2     Disposition of Assets.................................................48
7.3     Consolidations and Mergers............................................48
7.4     Limitation on Indebtedness............................................48
7.5     Transactions with Related Parties.....................................49
7.6     Use of Proceeds.......................................................49
7.7     Contingent Obligations................................................49


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7.8     Joint Ventures........................................................49
7.9     Compliance with ERISA.................................................49
7.10    Lease Obligations.....................................................50
7.11    Borrowing Base........................................................50
7.12    Statutory Surplus.....................................................50
7.13    Investments Available for Withdrawal..................................50
7.14    Fair Market Value of Investments......................................50
7.15    Limitation by Strategy on Fund Investments............................51
7.16    Cash Calls............................................................51
7.17    Restricted Payments...................................................51
7.18    ERISA.................................................................52
7.19    Inconsistent Agreements...............................................52
7.20    Change in Business....................................................52
7.21    Accounting Changes....................................................52
7.22    Corporate Name, Chief Executive Office, etc...........................52
7.23    Hazardous Materials...................................................52
7.24    Subsidiaries..........................................................52
7.25    Reinsurance...........................................................52

                         ARTICLE VIII EVENTS OF DEFAULT

8.1     Event of Default......................................................53
8.2     Remedies..............................................................55
8.3     Rights Not Exclusive..................................................55

                              ARTICLE IX THE AGENT
9.1     Appointment and Authorization.........................................55
9.2     Delegation of Duties..................................................56
9.3     Liability of Agent....................................................56
9.4     Reliance by Agent.....................................................56
9.5     Notice of Default.....................................................57
9.6     Credit Decision.......................................................57
9.7     Indemnification of Agent..............................................58
9.8     Agent in Individual Capacity..........................................58
9.9     Successor Agent.......................................................58
9.10    Withholding Tax.......................................................59
9.11    Collateral Matters....................................................59
9.12    Co-Agents.............................................................60

                            ARTICLE X MISCELLANEOUS
10.1    Amendments and Waivers................................................60
10.2    Notices...............................................................61
10.3    No Waiver; Cumulative Remedies........................................62
10.4    Costs and Expenses....................................................62
10.5    Company Indemnification...............................................62
10.6    Payments Set Aside....................................................63


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10.7    Successors and Assigns................................................63
10.8    Assignments, Participations, etc......................................63
10.9    Confidentiality.......................................................65
10.10   Set-off...............................................................65
10.11   Automatic Debits of Fees..............................................65
10.12   Notification of Addresses, Bank Offices, Etc..........................66
10.13   Counterparts..........................................................66
10.14   Severability..........................................................66
10.15   No Third Parties Benefited............................................66
10.16   Governing Law and Jurisdiction........................................66
10.17   Waiver of Jury Trial..................................................66
10.18   Service of Process....................................................67
10.19   Entire Agreement......................................................67


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                                    SCHEDULES

Schedule 1.1A     L/C Commitments and L/C Percentages
Schedule 1.1B     Strategies
Schedule 5.5      Litigation
Schedule 5.12     Environmental Matters
Schedule 7.1      Liens
Schedule 7.10     Leases
Schedule 7.20     Lines of Business
Schedule 10.2     Lending Offices, Addresses for Notices


                                    EXHIBITS

Exhibit A         Form of Borrowing Base Certificate
Exhibit B         Form of Compliance Certificate
Exhibit C         Form of Letter of Credit
Exhibit D         Form of Termination Date Extension Request
Exhibit E         Form of L/C Commitment Increase Request
Exhibit F         Form of Opinion of U.S. Counsel to the Company and the Parent
Exhibit G         Form of Opinion of Bermuda Counsel to the Company
                  and the Parent
Exhibit H         Form of Security Agreement
Exhibit I         Form of Parent Guaranty
Exhibit J         Form of Parent Security Agreement
Exhibit K         Form of Assignment and Acceptance


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                           LETTER OF CREDIT AGREEMENT


      This LETTER OF CREDIT AGREEMENT is entered into as of January 27, 1998 among ORACLE REINSURANCE COMPANY, LTD., a Bermuda insurance company (the "Company"), the several financial institutions from time to time party to this Agreement (collectively the "Banks"; individually each a "Bank"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION , as a Bank, as letter of credit administrator (the "L/C Administrator") and as agent for the Banks (the "Agent"), The Bank of New York, as co-agent, Deutsche Bank AG, as co-agent, Dresdner Bank AG, New York branch, as co-agent and Fleet National Bank, as co-agent

      WHEREAS, the Company is a wholly-owned subsidiary of Delphi International Ltd. (the "Parent"), a Bermuda corporation;

      WHEREAS, the Company is a reinsurer that plans to enter into reinsurance contracts from time to time which require letters of credit to support the Company's obligations thereunder; and

      WHEREAS, the Banks have agreed to make available to the Company a letter of credit facility to support its obligations under reinsurance contracts upon the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

            I.1 Certain Defined Terms. The following terms have the following meanings:

            Acquisition means any transaction or series of related transactions for the purpose of, or resulting directly or indirectly in, (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person provided that the Company is the surviving entity.

            Adjusted Asset Value means, without duplication, on any date, an amount equal to the result of the sum of (i) 1.00 times the Fair Market Value of all Fund Investments Pledged by the Company or by the Parent, plus (ii) 1.00 times the Fair Market Value of all Structured Notes and all Investment Subsidiaries, the stock of which is Pledged by the Company, plus (iii) 1.50 (or the Borrowing Base Factor then applicable, if less) times the Fair Market
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      Value of all Cash and Cash Equivalents Pledged by either the Company or the Parent, plus (iv) 1.45 (or .967 times the Borrowing Base Factor then applicable, if such product is less) times the Fair Market Value of all securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) which are Pledged by either the Company or the Parent, plus (v) 1.40 (or .933 times the Borrowing Base Factor then applicable, if such product is less) times the Fair Market Value of all bonds which are Pledged by either the Company or the Parent and rated at least "AA" by S&P or "Aa2" by Moody's, plus (vi) 1.00 times the Fair Market Value of all bonds which are Pledged by either the Company or the Parent and rated at least "BBB-" (but not higher than "AA-") by S&P or "Baa3" (but not higher than "Aa3") by Moody's. plus (vii) the Fair Market Value of the Managed Accounts Pledged by the Company or the Parent.

            Affected Bank -- see Section 3.5.

            Agent means BofA as agent for the Banks hereunder and any successor agent arising under Section 9.9.

            Agent-Related Persons means the Agent, the L/C Administrator and any successor agent or letter of credit administrator arising under Section 9.9, together with their respective Related Parties (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Related Parties.

            Agent's Payment Office means the address for payments set forth on
      Schedule 10.2 in relation to the Agent, or such other address as the Agent may from time to time specify.

            Agreement means this Letter of Credit Agreement.

            Annual Statement shall mean, as to any insurance company, the annual financial statement of such insurance company as required to be filed with the Department, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

            Arranger means BancAmerica Robertson Stephens.

            Assignee -- see subsection 10.8(a).

            Assignment and Acceptance -- see subsection 10.8(a).

            Attorney Costs means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services (without duplication) and all reasonable disbursements of internal counsel.

            Bank has the meaning specified in the introductory clause hereto.

            Bank Office means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Letter of Credit Office", as the case may be, on Schedule 10.2, or such


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
      other office or offices as such Bank may from time to time specify to the Company and the Agent.

            Bankruptcy Code means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

            Base Rate means, for any day, the higher of: (i) 0.50% per annum above the latest Federal Funds Rate; and (ii) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate" (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate). Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

            Beneficiary means each of RSL, SNCC and any other Person with whom the Company has entered into a Reinsurance Agreement and for whose benefit a Letter of Credit has been Issued hereunder.

            BofA means Bank of America National Trust and Savings Association, a national banking association.

            Borrowing Base means, on any date, an amount equal to the result of
      (a) the Adjusted Asset Value divided by (b) the Borrowing Base Factor.

            Borrowing Base Certificate means a certificate substantially in the form of Exhibit A.

            Borrowing Base Factor means with respect to (i) any date prior to January 27, 2000, 1.4, (ii) any date on or after January 27, 2000 but prior to January 26, 2001, 1.45, and (iii) on any date on or after January 26, 2001 (to the extent that the Termination Date has been extended pursuant to Section 2.19), 1.5.

            Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

            Capital Adequacy Regulation means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case regarding capital adequacy of any bank or of any corporation controlling a bank.

            Cash shall mean the legal currency of United States of America or Bermuda which is held by the Company in a demand deposit account with any Bank or any other financial institution whose unsecured long-term debt obligations are rated at least BBB- by S&P's or Baa3 by Moody's. For purposes of determining the aggregate amount of Cash held by any Person on any day, Bermuda dollars held by such Person shall be converted into Dollars based on the bid exchange rate for Bermuda dollars reported in The Wall Street Journal (Midwest Edition) on such day (or if not so reported, in any nationally recognized financial journal or newspaper).

            Cash Collateral means cash or account balances delivered as additional collateral pursuant to documentation in form and substance satisfactory to the Agent (which documents are hereby consented to by the Banks.)

            Cash Collateralize means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent and the Banks, as additional collateral for the L/C Obligations, cash or account balances pursuant to documentation in form and substance satisfactory to the Agent (which documents are hereby consented to by the Banks). Derivatives of such term shall have corresponding meanings. The Company hereby grants the Agent, for the benefit of the Agent, the L/C Administrator and the Banks, a security interest in all such cash and deposit account balances, including all earnings thereon. Cash Collateral shall be maintained in blocked accounts at BofA.

            Cash Equivalents means (a) securities with maturities of six (6) months or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit, Eurodollar time deposits, overnight bank deposits, bankers' acceptances and repurchase agreements of any Bank or any other financial institution whose unsecured long-term debt obligations are rated at least BBB- by S&P's or Baa3 by Moody's having maturities of six months or less from the date of acquisition, (c) commercial paper rated at least "A-2" by S&P or "P-2" by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and (d) with respect to the Company, amounts owed by any Fund to the Company (i) arising in connection with the Company's redemption of all or any part of the related Fund Investment and (ii) as reflected on the Company's balance sheet (net of any related reserve) determined pursuant to GAAP.

            Change of Control means:

            (a) with respect to the Company, the failure by the Parent to own, beneficially and of record, 100% of each class of common stock of the Company;

            (b) Robert Rosenkranz or any other Standby Purchaser shall sell, transfer or otherwise dispose of any shares of common stock of the Parent, if upon such disposition the value of the stock held by Robert Rosenkranz and the other Standby Purchasers in the aggregate shall be less than $5,000,000; or

            (c) any Person shall own greater voting power in the Parent than Robert Rosenkranz and members of management of the Parent.

            Closing Date means the date on which all conditions precedent set forth in Sections 4.1 and 4.2 are satisfied or waived by all Banks (or, in the case of subsection 4.1(e), waived by the Person entitled to receive the applicable payment).


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            Code means the Internal Revenue Code of 1986.

            Collateral means collateral securing, pursuant to the Collateral Documents, the liabilities of the Company and the Parent under the Loan Documents.

            Collateral Document means the Security Agreement, the Parent Security Agreement, the Parent Guaranty and any other document pursuant to which collateral securing the liabilities of the Company and the Parent under any Loan Document is granted to the Agent for the benefit of the Agent and the Banks.

            Company means Oracle Reinsurance Company, Ltd., a Bermuda insurance company.

            Compliance Certificate means a certificate substantially in the form of Exhibit B (which may be modified from time to time to include such information and calculations as the Agent may reasonably request).

            Contingent Obligation means, as to any Person, any direct or indirect liability of such Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligation") of another Person (the "primary obligor"), including any obligation of such Person
      (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor, (ii) to advance or provide funds for the payment or discharge of any primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Swap Contract (each, a "Swap Obligation").

            Contractual Obligation means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

            Declining Bank -- see subsection 2.19(b).


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            Delphi means Delphi Financial Group, Inc., a Delaware corporation.

            Department means the applicable Governmental Authority of the state or country of domicile of an insurance company responsible for the regulation of said insurance company.

            Dollars and $ mean lawful money of the United States.

            Drawing Request -- see subsection 2.3(a).

            Drawing Request Date -- see subsection 2.3(a).

            Effective Amount means, with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letter of Credit or any reduction in the maximum amount available for drawing under Letters of Credit taking effect on such date.

            Eligible Assignee means any Person which has been approved by the SVO to issue Letters of Credit, which has an SVO rating of at least 2, and which is one of the following:

                  (i) a commercial bank organized under the laws of the United
            States, or any state thereof;

                  (ii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country (provided that such bank is acting through a branch or agency located in the United States);

                  (iii) (x) a Bank, (y) a Related Party of a Bank that is a
            Person of the type specified in clause (i), (ii) or (iv) of this definition or (z) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Bank, (B) a Subsidiary of a Person of which a Bank is a Subsidiary or (C) a Person of which a Bank is a Subsidiary; or

                  (iv) an insurance company, pension fund, mutual fund,
            commercial finance company or similar financial institution; or

                  (v) such other entity as the Agent and the Company may agree upon.

            Environmental Claims means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability under any Environmental Law or responsibility for violation of any Environmental Law, or for release or injury to the environment.


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            Environmental Laws means all federal, state or local laws, statutes, the common law, rules, regulations, ordinances and codes relating to pollution or protection of public or employee health or the environment, together with all administrative orders, consent decrees, licenses, authorizations and permits of, and agreements with, any Governmental Authority implementing them.

            ERISA means the Employee Retirement Income Security Act of 1974.

            ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
      Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

            ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a substantial cessation of operations which is treated as such a withdrawal; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan;
      (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

            Event of Default means any of the events or circumstances specified in Section 8.1.

            Fair Market Value shall mean (a) with respect to any publicly-traded security (other than those set forth in clause (b)) the closing price for such security on the largest exchange on which such security is traded (or if not traded on an exchange, then the average of the closing bid and ask prices quoted over-the-counter) on the date of the determination (as such prices are reported in The Wall Street Journal (Midwest Edition) or if not so reported, in any nationally recognized financial journal or newspaper),
      (b) with respect to any Fund Investment, other than a Managed Account, on any date of calculation, the amount that would be received with respect thereto if the entire amount of the applicable capital or other similar account relating thereto were withdrawn on such date (regardless of whether a contractual right exists to make any withdrawal on such date),
      (c) with respect to Cash and Cash Equivalents, the amounts thereof, and
      (d) with respect to any Investment (other than those set forth in clauses
      (a) and (b)), the price for such Investment on the date of calculation obtained from a generally recognized source approved by the Agent or the most recent bid quotation from such approved source (or, if no generally recognized source exists as to a particular Investment, any other source specified by the Company to which the Agent does not reasonably object). The Fair Market Value of a


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
      Managed Account shall equal the sum of the value of the different kinds of Investments held therein less the amount of any Indebtedness secured by the assets of, or otherwise financing assets in, any Managed Account. The Fair Market Value of any Structured Note shall equal the sum of the value of the different kinds of Investments held by the issuers of such Structured Note. The Fair Market Value of an Investment Subsidiary shall equal the Fair Market Value of the Managed Accounts, Cash Equivalents and Cash held by it.

            Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

            Fee Letter -- see subsection 2.14(a).

            Form S-1 means the Form S-1 Registration Statement filed by the Parent with the SEC, as declared effective on December 30, 1997.

            FRB means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

            Fronting Bank means Bank of America National Trust and Savings Association.

            Fund shall mean any (i) Person that is managed by an Investment Manager or (ii) Managed Account.

            Fund Investment shall mean any Investment in a Fund.

            GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

            Governmental Authority means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

            Guaranty Obligation has the meaning specified in the definition of Contingent Obligation.

            Hazardous Materials shall mean any substance, material or waste, the generation, handling, storage, treatment or disposal of which is regulated by or forms the basis for liability, now or hereafter, under any local or state Governmental Authority in any jurisdiction in which the Company has owned, leased or operated real property or disposed of hazardous materials, or by any federal Governmental Authority, including any material or substance that is (i) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," or "restricted hazardous waste," or other similar term or phrase under any Environmental Laws, (ii) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls, (iii) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321) oR LISTED pursuant to
      Section 307 of the Clean Water Act (33 U.S.C. Section 1307), (iv) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C.
      SectION 6903), or (v) defined as a "hazardous substance" pursuant to
      Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601).

            Indebtedness of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments;
      (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or Bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations of such Person with respect to capital leases; (g) all indebtedness of the kinds referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
      by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (h) all Swap Obligations; and
      (i) all Guaranty Obligations of such Person in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above (including, without limitation, any indebtedness of any partnership or similar entity of which such Person is the general partner or is otherwise jointly and severally liable for such entity's debts).

            Indemnified Liabilities -- see Section 10.5.

            Indemnified Person -- see Section 10.5.

            Independent Auditor -- see subsection 6.1(a).

            Initial Letters of Credit means the $40,000,000 Letter of Credit Issued by the Banks in favor of RSL pursuant to the RSL Reinsurance Agreement and the $65,000,000 Letter of Credit Issued by the Banks in favor of SNCC pursuant to the SNCC Reinsurance Agreement.

            Insolvency Proceeding means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors (including any proceeding under the Bankruptcy Code) or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of such creditors.

            Insurance Code means, with respect to any insurance company, the insurance code of its state or country of domicile and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Insurance Code shall be construed to also refer to successor sections.

            Intellectual Property means, collectively, all trademarks, all servicemarks, all tradenames, all trade secrets, all patents, all copyrights and all licenses now held or hereafter acquired by the Company, together with all franchises, tax refund claims, rights of indemnification, payments under insurance, indemnities, warranties and guarantees payable with respect to the foregoing.

            Interest Payment Date means the last Business Day of each calendar month and the Termination Date.

            Interim Borrowing Base means, on any date, an amount equal to the result of (a) the Adjusted Asset Value divided by (b) the Borrowing Base Factor; provided, however, that for the purpose of the calculation of the Interim Borrowing Base only, the assets described in clauses (i), (ii) and
      (vii) of the definition of "Adjusted Asset Value" shall be divided by 1.35 instead of by the Borrowing Base Factor.

            Investment shall mean, as to any Person, any investment of any Person, whether by means of security purchase, capital contribution, loan, time deposit or otherwise, and shall include, without limitation, any Fund Investment, Publicly Traded Security, Cash Equivalent or Cash of such Person.

            Investment Manager means an investment manager which is engaged primarily in the business of making Investments and performing related activities.

            Investment Subsidiary means a Subsidiary of the Company, which holds Managed Accounts and shall do no other business and make no other Investments other than in Cash and Cash Equivalents.

            IRS means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

            Issuance Date -- see subsection 2.1(a).

            Issue means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

            Issuing Bank means each Bank other than the Participating Bank.

            Joint Venture means a corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) which is not a Subsidiary of the Company and which is now or hereafter formed by the Company with another Person in order to conduct a common venture or enterprise with such Person.

            L/C Administrator means BofA's Letter of Credit Operations located at 231 South LaSalle Street, Chicago, Illinois 60697, as letter of credit administrator for the Banks, together with any replacement L/C Administrator arising under Section 9.9.

            L/C Advance means each Bank's participation in any L/C Borrowing in accordance with its L/C Percentage.

            L/C Advance Date -- see subsection 2.3(c)

            L/C Amendment Application means an application form for amendment of an outstanding letter of credit as shall at any time be in use by the Agent, as Agent shall request.

            L/C Application means an application form for issuances of a letter of credit as shall at any time be in use at the Agent, as the Agent shall request.

            L/C Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed by the Company on the date when made.

            L/C Commitment means the commitment of each Bank to severally Issue Letters of Credit from time to time under Article II, in an amount not to exceed at any time outstanding the amount set forth on Schedule 1.1A, as reduced pursuant to Section 2.11, increased pursuant to Section 2.20 or changed by one or more assignments under Section 10.8.

            L/C Fee Rate means, at any time, 0.55%.

            L/C Obligations means with respect to any Bank at any time the sum of (a) such Bank's L/C Percentage of the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of such Bank's L/C Advances.

            L/C Percentage, as to any Bank, (a) means with respect to any repayment of L/C Advances pursuant to Section 2.4, the percentage which
      (i) the amount of such Bank's L/C Advances is of (ii) the aggregate L/C Advances of all Banks, and (b) otherwise means the percentage which (i) the amount of such Bank's L/C Commitment is of (ii) the combined L/C Commitments of all Banks.

            L/C-Related Documents means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Agent's standard form documents for letter of credit issuances or amendments.

            Letters of Credit means any letters of credit Issued by the Banks pursuant to Article II.

            Lien means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease).

            Liquid Assets mean Publicly Traded Securities, Cash Equivalents and Cash.

            Loan Documents means this Agreement, the Fee Letter, the L/C-Related Documents, the Collateral Documents and all other documents and certificates delivered to the Agent or any Bank in connection herewith.

            Managed Account means an investment account of the Company, the Parent or any Investment Subsidiary with a bank or a broker, pursuant to which the Company or an Investment Subsidiary may make Investments through an Investment Manager.

            Mandatory Collateralization Event shall mean the occurrence of either event set forth in clauses (i) and (ii) of Section 2.12.

            Margin Stock means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

            Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Company or the Parent; (b) a material impairment of the ability of the Company or the Parent to perform under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or the Parent of any Loan Document.

            Moody's means Moody's Investors Service, Inc.

            Multiemployer Plan means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Company or any ERISA Affiliate may have any liability.

            NAIC means the National Association of Insurance Commissioners or any successor thereto.

            Net Income means, with respect to the Company for any period, the net income (or loss) of the Company for such period determined pursuant to SAP.

            Net Worth means, with respect to the Parent on any day, the Liquid Assets and Fund Investments of the Parent determined pursuant to GAAP.

            Non Extension Notice - See subsection 2.19(a).

            Obligations means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company or the Parent to the Agent, any Bank or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, or now existing or hereafter arising.

            OECD means the Organization for Economic Cooperation and Development.

            Organization Documents means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

            Originating Bank -- see subsection 10.8(c).

            Other Taxes means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document.

            Parent means Delphi International Ltd., a Bermuda corporation.

            Parent Guaranty - see subsection 4.1(j).

            Parent Security Agreement - see subsection 4.1(k).

            Participant -- see subsection 10.8(c).

            Participating Bank means the Bank of Bermuda.

            PBGC means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

            Pension Plan means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA with respect to which the Company or any ERISA Affiliate may have any liability.

            Permitted Liens -- see Section 7.1.

            Person means an individual, partnership, corporation, company, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.

            Plan means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

            Pledged means pledged by the Company or the Parent to the Agent for the benefit of the Banks pursuant to the Security Agreement or Parent Security Agreement, respectively.

            Pledged Investment Subsidiary means an Investment Subsidiary in the capital stock of which the Agent for the benefit of the Banks shall have a first perfected security interest.

            Publicly Traded Securities shall mean securities of the type described in clause (a) of the definition of "Fair Market Value."

            Reinsurance Agreement means any agreement, contract, treaty or other arrangement whereby the Company agrees either to (i) an assumption by another insurer of, or indemnification by another insurer for, all or part of the liability under a policy or policies of insurance issued by the Company; or (ii) assume all or part of the liability previously assumed by another insurer under a policy or policies of insurance issued by such other insurer.

            Related Party means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, partnership interests or membership interests, by contract, or otherwise. Without limiting the foregoing, (i) each of the Parent, Delphi, SNCC and RSL and (ii) any Person which is an officer, director or shareholder of the Company or the Parent or a member of the immediate family of any such officer, director or shareholder, shall be deemed to be a Related Party of the Company.

            Release shall mean, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

            Replacement Bank -- see Section 3.5.

            Reportable Event means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC or administrative pronouncements.

            Required Banks means (i) at any time prior to the date on which the L/C Commitments terminate pursuant to this Agreement, Banks having an aggregate L/C Percentage of 51% or more, and (ii) at any time after such date, Banks whose aggregate Effective Amount of all L/C Obligations is equal to at least 51% of the aggregate Effective Amount of all L/C Obligations of all Banks.

            Requirement of Law means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            Responsible Officer means, with respect to any Person, the chief executive officer, the president, the chief financial officer or the treasurer of such Person.

            RSL means Reliance Standard Life Insurance Company, an Illinois corporation.

            RSL Reinsurance Agreement shall mean the Reinsurance Agreement dated as of January 1, 1998 between the Company and RSL.

            S&P means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

            SAP means, as to any insurance company, the statutory accounting practices prescribed or permitted by the Department, or in the event that the Department fails to prescribe or address such practices, generally accepted accounting principles in such jurisdiction as modified by applicable law and the Department.

            SEC means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

            Security Agreement - see subsection 4.1(g).

               SNCC means Safety National Casualty Corporation, a Missouri corporation.

            SNCC Reinsurance Agreement shall mean the Reinsurance Agreement dated as of [January 23, 1998] between the Company and SNCC.

            Standby Purchasers shall have the meaning set forth in the Form S-1.

            Statutory Surplus means the Company's statutory surplus as calculated pursuant to its Annual Statement.

            Strategy means any of the investment strategies listed on Schedule 1.1B and such other strategies as are designated by the Company from time to time with the consent of the Required Banks.

            Structured Notes means a promissory note payable to the Company and pledged to the Agent, issued by a financial institution exchangeable into interests in a business trust which shall have no liabilities other than a Structured Note payable to the Company.

            Subsidiary of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

            Successor Bank -- see subsection 2.18(b).

            Surety Instruments means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments.

            SVO means the Securities Valuation Office of the National Association of Insurance Commissioners.

            Swap Contract means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

            Swap Obligation has the meaning specified in the definition of Contingent Obligation.

            Taxes means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by such Bank's or Agent's, as the case may be, net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or Agent, as the case may be, is organized, maintains a lending office or is carrying on business.

            Termination Date means the earlier to occur of:

                  (i) January 26, 2001 (or such later date to which the
            Termination Date may be extended pursuant to Section 2.19); and

                  (ii) the date on which the L/C Commitments terminate in
            accordance with the provisions of this Agreement.

            Transaction Documents means each Reinsurance Agreement executed by the Company from time to time and the Loan Documents.

            Unfunded Pension Liability means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of such Pension Plan's assets, determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

            United States and U.S. each means the United States of America.

            Unmatured Event of Default means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

      I.2 Other Interpretive Provisions.

            (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

            (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (c) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term "including" is not limiting and means "including without limitation." In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

            (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

            (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

            (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

            (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the Banks, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of such party's involvement in their preparation.

      I.3 Accounting Principles.

            (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP or SAP (as applicable), consistently applied; provided that if the Company notifies the Agent that the Company wishes to amend any covenant in Article VII to eliminate the effect of any change in GAAP or SAP on the operation of such covenant (or if the Agent notifies the Company that the Required Banks wish to amend Article VII for such purpose), then the Company's compliance with such covenant shall be determined on the basis of GAAP or SAP in effect immediately before the relevant change in GAAP or SAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

            (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

                                   ARTICLE II

                              THE LETTERS OF CREDIT

      II.1 Amounts and Terms of L/C Commitments. (a) On the terms and conditions set forth herein each Issuing Bank agrees from time to time on any Business Day
(A) during the period from the Closing Date to the Termination Date to Issue Letters of Credit for the account of the Company and to amend or renew Letters of Credit previously Issued by it in accordance with subsections 2.2(b) and 2.2(e), and (B) to honor properly drawn drafts under the Letters of Credit Issued by it and the Participating Bank agrees to participate in the obligations of the Fronting Bank under Letters of Credit; provided that no Issuing Bank shall be obligated to Issue (and the Participating Bank shall not be obligated to participate in) any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") (i) the Effective Amount of all L/C Obligations exceeds the lesser of the combined L/C Commitments and the Borrowing Base, or (ii) any L/C Advances are outstanding. Each Letter of Credit shall be issued by the Issuing Banks severally based on their respective L/C Percentages except that the Fronting Bank shall be severally (and not jointly) liable for an amount equal to its L/C Percentage plus the Participating Bank's L/C Percentage. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed. The Company agrees to use its best efforts to cause the expiry dates of all outstanding Letters of Credit to be the same.

            (b) No Issuing Bank shall be under any obligation to Issue any Letter of Credit and the Participating Bank shall have no obligation to participate in any Letter of Credit if:

                  (i) such Issuance would be prohibited under Section 3.2;

                  (ii) the Agent or L/C Administrator has received written
            notice from the Required Banks or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article IV is not then satisfied;

                  (iii) the expiry date of such Letter of Credit is after the
            Termination Date, unless all of the Banks have approved such expiry date in writing;

                  (iv) such Letter of Credit is not in the form of Exhibit C hereto, or is not otherwise in form and substance acceptable to the Agent, the L/C Administrator and the Required Banks; provided that the Agent and the L/C Administrator can and will, agree to reasonable changes to such form, not adverse to the interests of the Banks, requested by applicable insurance regulators; or

                  (v) such Letter of Credit is denominated in a currency other than Dollars.

            (c) The L/C Advances made and the Letters of Credit Issued by each Issuing Bank shall be evidenced by one or more accounts or records maintained by such Bank in the ordinary course of business. The accounts or records maintained by the Agent shall be conclusive (absent manifest error) as to the amount of the L/C Advances made to the Company and the Letters of Credit Issued for the account of the Company, and the amounts of principal, interest and fees owing hereunder. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to any L/C Advance or any Letter of Credit.

      II.2 Issuance, Amendment and Renewal of Letters of Credit. (a) Each Letter of Credit shall be Issued by the Issuing Banks upon the irrevocable written request of the Company received by the L/C Administrator at least 5 Business Days (or such shorter time as the Agent, the L/C Administrator and the Issuing Banks may agree in a particular instance in their sole discretion) prior to the proposed date of issuance. The L/C Administrator shall promptly advise the Agent of any such request. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the L/C
Administrator: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the Beneficiary thereof; (v) the documents to be presented by the Beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the Beneficiary in case of any drawing thereunder; and (vii) such other matters as the L/C Administrator may require. The L/C Administrator is hereby authorized to execute and deliver each Letter of Credit on behalf of the Issuing Banks. In the event of a conflict between the provisions of this Agreement and the provisions of an L/C Application, this Agreement shall govern.

            (b) From time to time while a Letter of Credit is outstanding and prior to the Termination Date, the Issuing Banks will, upon the written request of the Company received by the L/C Administrator at least 5 Business Days (or such shorter time as the Agent, the L/C Administrator and the Banks may agree in a particular instance in their sole discretion) prior to the proposed date of amendment, amend any Letter of Credit Issued by them. The L/C Administrator shall promptly advise the Agent of any such request. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the L/C
Administrator: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of such Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the L/C Administrator may require. No Issuing Bank shall have any obligation to amend any Letter of Credit and no Participating Bank shall have any obligation to participate in any amended Letter of Credit if: (A) such Bank would have not been obligated at such time to Issue or participate in such Letter of Credit in its amended form under the terms of this Agreement; or (B) the Beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit. The Banks agree, upon the request of the Company and as long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing, to amend any Letter of Credit to extend the expiry date thereof to a date not later than the Termination Date as such Termination Date may have been extended pursuant to Section 2.19; provided, however, that the Company shall use its best efforts to cause the expiry dates of all outstanding Letters of Credit to be the same. The L/C Administrator is hereby authorized to execute and deliver each amendment on behalf of the Issuing Banks.

            (c) The Agent shall promptly notify each Issuing Bank of the receipt of a written request from the Company for the issuance of or an amendment to a Letter of Credit and, with respect to the issuance of a Letter of Credit, the amount of such Issuing Bank's share of such Letter of Credit. The Agent shall promptly notify the Participating Bank of its share of the risk of a Letter of Credit, which shall equal its L/C Percentage thereof. In addition, at least two Business Days prior to the issuance or amendment of any Letter of Credit, the Agent will confirm to the Banks (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application from the Company.

            (d) With respect to a request to Issue a Letter of Credit, unless the Agent has received, on or before the Business Day immediately preceding the date on which the Banks are to Issue such Letter of Credit, (A) notice from the Required Banks or the Company directing the Agent not to permit the issuance of such Letter of Credit because such issuance is not then permitted under subsection 2.1(a) as a result of the limitations set forth therein or (B) a notice described in subsection 2.1(b)(ii), then, subject to the terms and conditions hereof, the L/C Administrator shall, on the requested date, cause a Letter of Credit to be Issued by the Issuing Banks for the account of the Company in accordance with the L/C Administrator's usual and customary business practices.

            (e) The L/C Administrator may, at its election (or at the direction of the Agent or the Required Banks), deliver any notices of termination or other communications to any Beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Termination Date.

            (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

            (g) The L/C Administrator, concurrently or promptly following the delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to a Beneficiary, shall send to the Agent and the Banks a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit. After giving effect to the Issuance of any Letter of Credit, there shall be no more than 20 Letters of Credit outstanding.

      II.3 Drawings and Reimbursements.

            (a) With respect to each Letter of Credit for which the L/C Administrator receives a request for a drawing which is in form and substance satisfactory to the L/C Administrator (a "Drawing Request"), if such Drawing Request is received prior to 10:00 a.m (Chicago time) on any Business Day, such Business Day shall be the "Drawing Request Date" and if such Drawing Request is received after 10:00 a.m (Chicago time) on any Business Day, the following Business Day shall be the "Drawing Request Date." Upon receiving a Drawing Request, the L/C Administrator shall promptly notify the Company of such Drawing Request (which notice may be oral if immediately confirmed in writing (including by facsimile)) and upon receipt of such notification, the Company shall promptly reimburse the Issuing Banks (or the Agent on behalf of the Issuing Banks) for the amount of such drawing by delivering to the L/C Administrator in immediately available funds the amount of the Drawing Request. Nothing herein stated shall be deemed a waiver by the Banks of the obligation of the Company to make such prompt reimbursement. To the extent that funds are received by the L/C Administrator prior to 3:00 p.m. (Chicago time) on the first Business Day after the Drawing Request Date, the L/C Administrator shall promptly, on behalf of the Issuing Banks, make an equivalent amount available to the Beneficiary of the related Letter of Credit on such first Business Day after the Drawing Request Date and shall reimburse itself for such amount with the funds provided by the Company.

            (b) With respect to any Drawing Request, if immediately available funds are not received by the L/C Administrator from the Company prior to 3:00 p.m. (Chicago time) on the first Business Day after the Drawing Request Date in the amount of such Drawing Request, the L/C Administrator shall promptly notify the Agent and the Agent shall notify each Bank on the first Business Day after the Drawing Request Date of such Drawing Request and such Bank's share of such Drawing Request (which shall be an amount equal to (i) such Bank's L/C Percentage multiplied by the lesser of (ii)(A) the maximum amount available to be drawn under such Letter of Credit and (B) the amount of such drawing which was not reimbursed by the Company pursuant to subsection 2.3(a)) and the Company shall be deemed to have requested an L/C Borrowing in an amount equal to the amount of such drawing which was not reimbursed by the Company pursuant to subsection 2.3(a). Any notice given by the Agent to the Banks pursuant to this subsection 2.3(b) may be oral if immediately confirmed in writing (including by facsimile); provided that (i) the failure of the Agent to give any such notice in sufficient time to enable any Bank to effect such payment at the time required under subsection 2.3(c) or (ii) the failure of the Agent to deliver an immediate confirmation of such notice shall not affect the conclusiveness or binding effect of such notice or relieve any Bank from its obligations under this Section 2.3.

            (c) Upon receiving a Drawing Request, each Bank shall make available to the Agent for the account of L/C Administrator at the Agent's Payment Office by 3:00 p.m. (Chicago time) in immediately available funds on the second Business Day after the Drawing Request Date (such date, an "L/C Advance Date") its share of such request provided, that if a Participating Bank shall fail to make such funds so available, the Fronting Bank shall make such funds available. Upon delivering such funds to the Agent pursuant to this subsection 2.3(c), such Bank (including the Participating Bank if it has made such funds available or the Fronting Bank, if the Fronting Bank has made such funds available after the failure of the Participating Bank to do so) shall be deemed to have made an L/C Advance to the Company in such amount. To the extent that immediately available funds are received by the Agent from the Banks prior to 3:00 p.m. (Chicago time) on any L/C Advance Date, the Agent shall notify the L/C Administrator and the L/C Administrator shall promptly make such funds available to the Beneficiary of the related Letter of Credit on such date. To the extent that the L/C Administrator has not delivered funds to any Beneficiary on behalf of a Bank pursuant to the first sentence of subsection 2.3(d) and that immediately available funds are received by the Agent from such Bank: (i) after 3:00 p.m. on any L/C Advance Date, the L/C Administrator shall make such funds available to such Beneficiary on the next Business Day following such L/C

Advance Date; (ii) prior to 3:00 p.m. on any Business Day after the L/C Advance Date, the L/C Administrator shall make those funds available to such Beneficiary on such Business Day; and (iii) after 3:00 p.m. on any Business Day after the L/C Advance Date, the L/C Administrator shall make those funds available to such Beneficiary on the next Business Day following such Business Day.

            (d) Unless the Agent or L/C Administrator receives notice from a Bank prior to any L/C Advance Date that such Bank will not make available as and when required hereunder to the Agent for the account of the Company the amount of such Bank's L/C Advance on such L/C Advance Date, the Agent and the L/C Administrator may assume that such Bank has made such amount available to the Agent in immediately available funds on the L/C Advance Date and the L/C Administrator may (but shall not be required), in reliance upon such assumption, make available to the Beneficiary of the related Letter of Credit on such date such Bank's L/C Advance. If and to the extent (i) any Bank shall not have made its full amount available to the Agent in immediately available funds and (ii) the L/C Administrator in such circumstances has made available to the Beneficiary such amount, then such Bank shall, on the Business Day following such L/C Advance Date, make such amount available to the Agent, together with interest thereon until the date made available (i) at the Federal Funds Rate for the period ending two Business Days after such L/C Advance Date and (ii) at the Base Rate plus 3.00% thereafter; provided, however, that if the Participating Bank has failed to make such an amount available, the Fronting Bank shall make it available. If the Fronting Bank shall fail to make it available, it shall pay such interest to the L/C Administrator and if the Participating Bank fails to make it available, it shall pay such interest to the Fronting Bank. A notice of the Agent submitted to a Bank with respect to amounts owing under subsection 2.3(b) shall be conclusive, absent manifest error. If such amount is so made available, together with interest thereon, such payment to the Agent shall constitute such Bank's L/C Advance on the L/C Advance Date for all purposes of this Agreement. If such amount, together with interest thereon, is not made available to the Agent on the Business Day following the L/C Advance Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the L/C Administrator's account, together with interest thereon for each day elapsed since the date of such L/C Borrowing, at a rate per annum equal to the interest rate applicable at the time to the L/C Advances comprising such L/C Borrowing.

            (e) The failure of any Bank to make any L/C Advance on any L/C Advance Date shall not relieve any other Bank of any obligation hereunder to make an L/C Advance on such L/C Advance Date, and neither the Agent, the L/C Administrator nor any Bank shall be responsible for the failure of any other Bank to make any L/C Advance on any L/C Advance Date. Each Bank's obligation in accordance with this Agreement to make L/C Advances, as contemplated by this
Section 2.3, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Agent or the L/C Administrator and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Agent, the L/C Administrator, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default, an Unmatured Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Nothing contained in this Agreement, and no actions taken by the Banks, the L/C Administrator or the Agent pursuant hereto or in connection with a

Letter of Credit shall be deemed to constitute the Banks, together or with the Agent and the L/C Administrator, a partnership, association, joint venture or other entity.

      II.4 Repayment of L/C Advances. Upon (and only upon) receipt by the Agent of immediately available funds from the Company in repayment of any L/C Advances, the Agent (i) shall deduct and retain from such repayment an amount not to exceed the aggregate unreimbursed payments, if any, which were made by the L/C Administrator pursuant to the first sentence of subsection 2.3(d), and then (ii) shall pay to each Bank, in the same funds as those received by the Agent, such Bank's L/C Percentage of any funds remaining after giving effect to clause (i) above; provided, that if the Fronting Bank has advanced funds on behalf of the Participating Bank, the Fronting Bank shall be repaid out of such funds in full before any payment shall be made to the Participating Bank. The Company may repay any L/C Advances on any Business Day.

      II.5 Role of the Banks. (a) Each Bank and the Company agree that, in paying any drawing under a Letter of Credit, neither the L/C Administrator nor any Issuing Bank shall have any responsibility to obtain any document (other than any sight draft and certificate expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

            (b) No Agent-Related Person nor any of their respective correspondents, participants or assignees shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks (including the Required Banks, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

            (c) The Company hereby assumes all risks of the acts or omissions of any Beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company's pursuing such rights and remedies as it may have against the Beneficiary or transferee at law or under any other agreement. Neither any Agent-Related Person, Issuing Bank nor any of their respective correspondents, participants or assignees shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.6; provided that, anything in such clauses to the contrary notwithstanding, the Company may have a claim against the Agent or L/C Administrator, and the Agent or L/C Administrator may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company, in a final judgment of a court of competent jurisdiction, proves were caused primarily by the Agent's or L/C Administrator's willful misconduct or gross negligence or the L/C Administrator's willful failure to pay under any Letter of Credit after the presentation to it by the Beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing:
(i) the L/C Administrator may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) neither the L/C Administrator nor any Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

      II.6 Obligations Absolute. The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the Agent, the L/C Administrator and the Banks for a drawing under a Letter of Credit and to repay any L/C Borrowing shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

            (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

            (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

            (iii) the existence of any claim, set-off, defense or other right that the Company may have at any time against any Beneficiary or any transferee of any Letter of Credit (or any Person for whom any such Beneficiary or any such transferee may be acting), the Agent, the L/C Administrator, any Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

            (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

            (v) any payment by the Issuing Banks under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Banks under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any Beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

            (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

            (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

         II.7 Risk Participations, Drawings and Reimbursements. Immediately upon the Issuance of each Letter of Credit, the Participating Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Fronting Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the L/C Percentage Share of the Participating Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

         II.8 Cash Collateral Pledge; Repayment of L/C Advances. On the Termination Date, if any Letter of Credit remains outstanding and partially or wholly undrawn or if any L/C Advances remain outstanding, then the Company (i) shall immediately Cash Collateralize such Letters of Credit in an amount equal to the maximum amount then available to be drawn under all Letters of Credit and
(ii) shall pay to the Agent, for the account of the Banks, the aggregate principal amount of all L/C Advances outstanding on such date. At the request of the Company the Agent may, in its sole discretion, agree to the investment of Cash Collateral; provided, that any investment other than in Cash Equivalents shall require the consent of the Required Banks.

         II.9 Letter of Credit Fees. (a) The Company shall pay to the Agent for the account of each Bank a letter of credit fee with respect to each Letter of Credit outstanding during the prior calendar quarter (or, in the case of the Termination Date (or such later date upon which all outstanding Letters of Credit shall expire or be fully drawn), during the period since the end of the last calendar quarter) equal to the L/C Fee Rate per annum of the average daily maximum amount available to be drawn on such Letter of Credit during such period; provided that a portion of the letter of credit fee equal to 0.05% per annum otherwise payable to the Participating Bank shall be payable to the Fronting Bank.

              (b The letter of credit fees payable under subsection 2.9(a) shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter and on the Termination Date (or such later date upon which all outstanding Letters of Credit shall expire or be fully drawn), commencing on the first such date to occur after the Closing Date.

               (c The Company shall pay to the Agent and L/C Administrator from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Agent relating to letters of credit as from time to time in effect.

         II.10 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in such Letter of Credit) apply to each Letter of Credit.

         II.11 Optional Termination or Reduction of the L/C Commitments.

               (a The Company may, upon not less than five Business Days' prior notice to the Agent, terminate the L/C Commitments or permanently reduce the L/C Commitments by an aggregate amount of $5,000,000 or a higher integral multiple thereof; unless, after giving effect thereto, the Effective Amount of all L/C Obligations would exceed the amount of the L/C Commitments then in effect; provided that any optional reduction of the L/C Commitments pursuant to this
Section 2.11 shall reduce the maximum amount by which the L/C Commitments may be increased by the Company pursuant to the first sentence of Section 2.20 by an equal amount.

               (b Any reduction in the L/C Commitments pursuant to this Section
2.11 shall be applied to the L/C Commitment of each Bank according to its L/C Percentage and all facility fees accrued through, but excluding, the effective date of any reduction or termination of the L/C Commitments shall be paid on the effective date of such reduction or termination. The Agent will promptly notify each Bank of its share of any L/C Commitment reduction under this Section 2.11.

         II.12 Mandatory Reduction in Effective Amount of L/C Obligations, Mandatory Cash Collateralization of Letters of Credit If on any day (i) the Effective Amount of all L/C Obligations exceeds the combined L/C Commitments on such day, or (ii) the Effective Amount of all L/C Obligations exceeds the Interim Borrowing Base on such day, the Company shall immediately increase the size of the Adjusted Asset Value or reduce the Effective Amount of all L/C Obligations (including by repaying outstanding L/C Advances), or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

         II.13 Interest. (a) L/C Advances shall bear interest (after as well as before entry of judgment thereon to the extent permitted by law) on the outstanding principal amount thereof from the applicable L/C Advance Date at a rate per annum equal to the Base Rate plus 3.00%. Interest on L/C Advances shall be paid in arrears on each Interest Payment Date and, during the existence of any Event of Default under subsection 8.1(a), (f) or (g), and at the direction or with the consent of the Required Banks during the existence of any other Event of Default, on demand. To the extent that any L/C Advances are made on an L/C Advance Date pursuant to Section 2.3(c) and such L/C Advances are repaid with immediately available funds by the Company on the L/C Advance Date prior to 12:00 p.m. (Chicago time), no interest shall be payable on such L/C Advances.

               (b Anything herein to the contrary notwithstanding, the obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

         II.14 Fees. In addition to certain fees described in Section 2.9:

               (a Agency and Arrangement Fees. The Company shall pay fees to the Agent and the Arranger, respectively, for such party's own account, in each case as required by the letter agreement ("Fee Letter") between the Company, the Agent and the Arranger dated as of October 2, 1997.

               (b Facility Fees. The Company shall pay to the Agent for the account of each Bank a facility fee of 0.20% per annum on the average daily combined L/C Commitments, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter and upon the date on which the L/C Commitments are reduced pursuant to Section 2.10. Such facility fee shall accrue from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, with the final payment to be made on the Termination Date. The facility fee provided in this subsection shall accrue at all times after the Closing Date, including at any time during which one or more conditions in Article IV are not met.

         II.15 Computation of Fees and Interest. (a) All computations of interest for L/C Advances when the Base Rate is determined by reference to clause (ii) of the definition of "Base Rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

               (b Each determination of interest and fees by the Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Agent will, at the request of the Company or any Bank, deliver to the Company or such Bank, as the case may be, a statement showing the calculations used by the Agent in determining such interest and fees.

         II.16 Payments by the Company.

               (a All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 12:00 p.m. (Chicago time) on the date specified herein. Except as otherwise expressly provided herein, the Agent will promptly distribute, in like funds as received, to each Bank its L/C Percentage of any portion of such payment. Any payment received by the Agent later than 12:00 p.m. (Chicago time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

               (b Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day (unless such following Business Day is the first Business Day of a calendar month, in which case such payment shall be made on the preceding Business Day), and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

               (c Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon until the date repaid (i) at the Federal Funds Rate for period commencing on the date such amount is distributed to such Bank and ending two days after demand by the Agent for such amount and (ii) at the Base Rate plus 3.00% thereafter.

               (d Notwithstanding any other provision of this Article II, (i) the Agent is authorized to, and at its sole election may, cause the Company to make an L/C Borrowing for all fees, expenses, costs, interest and principal owing by the Company under this Agreement or any of the other Loan Documents if and to the extent the Company fails to promptly pay any such amounts as and when due, even if such charges would cause, after giving effect to any L/C Borrowing, the Effective Amount of all L/C Obligations would exceed the lesser of the combined L/C Commitments and the Borrowing Base and (ii) upon request from the Agent, each Bank shall promptly deliver to the Agent in immediately available funds its L/C Percentage of such L/C Borrowing.

         II.17 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of its L/C Obligations any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share of such payment (determined in accordance with the provisions of this Agreement), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the L/C Obligations made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each other Bank; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

         II.18 Application of Proceeds. So long as no Event of Default shall have occurred and be continuing, all payments shall be applied as directed by the Company. As to all payments made when an Event of Default shall have occurred and is continuing, the Company hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of the Company, and the Company hereby irrevocably agrees that the Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as the Agent may deem advisable notwithstanding any previous entries by the Agent on its books and records. In the absence of a specific determination by the Agent with respect thereto, payments shall be applied in the following order (1) to fees and expenses of the Agent reimbursable hereunder; (2) to interest on L/C Advances, letter of credit fees on Letters of Credit and facility fees; (3) to principal payments on L/C Advances pursuant to Section 2.4 and to Cash Collateralize other L/C Obligations on a pro rata basis; and (4) to the Banks to the extent reimbursable under Section 10.4(b).

         II.19 Extension of Scheduled Termination Date; Substitution of Banks.

               (a On each anniversary date of this Agreement, the scheduled Termination Date (or any extended scheduled Termination Date) shall be extended by one year unless at least 30 days prior to such anniversary date any Bank has delivered to the Company and the Agent written notice (the "Non Extension Notice") that such Termination Date shall not be extended. If any Bank shall deliver such notice the provisions of subsection (b) below shall apply.

               (b If the scheduled Termination Date is not extended pursuant to clause (a) above, then the Company may, at any time prior to the 90th day after the delivery of the Non Extension Notice, arrange for any Bank that elected not to extend the Termination Date (a "Declining Bank") to assign its Letters of Credit, L/C Advances, L/C Commitment and all of its other rights and obligations hereunder to one or more other Banks and/or Eligible Assignees (any such Person, a "Successor Bank"); provided that no assignment to an Eligible Assignee which is not a Bank shall be effective without the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed). Any such assignment shall be made pursuant to an Assignment and Acceptance between the Declining Bank and each applicable Successor Bank (it being understood that no Declining Bank shall be required to make any such assignment unless all of such Declining Bank's Letters of Credit, L/C Advances, L/C Commitment and other rights and obligations hereunder are being assigned concurrently pursuant to one or more assignments). On the date of any such assignment, (i) the Successor Bank(s) shall pay to the Declining Bank an amount equal to the principal amount of all of such Declining Bank's outstanding L/C Advances, (ii) the Company shall pay to the Declining Bank an amount equal to all accrued interest, fees and other amounts then owed to such Declining Bank hereunder or in connection herewith, and (iii) the Declining Bank shall cease to be a Bank hereunder. If BofA shall become a Declining Bank and is replaced as a Bank pursuant to this subsection (b), BofA shall resign as Agent and Fronting Bank and the provisions of Section 9.9 shall apply.

               (c If all Declining Banks have been replaced pursuant to subsection (b) on or before the 90th day after the delivery of a Non Extension Notice, then the scheduled Termination Date shall be extended for an additional one-year period (and the Agent shall promptly notify the Company and the Banks of such extension). If all Declining Banks have not been replaced pursuant to subsection (b) on or before the 90th day after the delivery of a Non Extension Notice, then the scheduled Termination Date shall not change.

         II.20 Optional Increase in L/C Commitments. The Company may at any time, by means of a letter to the Agent and each Bank substantially in the form of Exhibit E, request that the Banks increase the combined L/C Commitments by $10,000,000 or an even multiple thereof; provided that (i) such letter shall be accompanied by a certificate of the Secretary or an Assistant Secretary of the Company as to resolutions of the board of directors of the Company approving such increase and (ii) in no event shall the aggregate amount of the combined L/C Commitments exceed $150,000,000 (or such lesser amount as determined pursuant Section 2.11(a)) to without the written consent of all Banks. Each Bank shall have the option (in its sole and complete discretion) to subscribe for its proportionate share (or more or less than its proportionate share) of such increase, according to its then-existing L/C Percentage. Each Bank shall respond to the Company's request within 20 Business Days by submitting a response in the form of Attachment 1 to Exhibit E to the Agent (and any Bank not responding within such period shall be deemed to have declined such request). At the option of the Company, any part of the proposed increase not proportionately subscribed may be assumed, within 10 Business Days after all Banks have responded to (or, by not responding, are deemed to have declined) such request, by one or more existing Banks and/or by one or more Persons meeting the qualifications of an Eligible Assignee, in amounts which are acceptable to the Company; it being understood that any assumption by a Person which is not an existing Bank shall be subject to consent of the Agent (which consent shall not be unreasonably withheld or delayed). Any increase in the combined L/C Commitments pursuant to this Section 2.20 shall become effective on the earliest to occur of (a) the date on which the proposed increase has been fully subscribed and (b) the date, which shall not be earlier than the date on which all Banks have responded to (or are deemed to have declined) the Company's request for an increase, on which the Company notifies the Agent that the Company accepts an increase in the combined L/C Commitments which is less than the full amount of the requested increase. The Agent shall promptly notify the Company and the Banks of any increase in the amount of the combined L/C Commitments pursuant to this Section 2.20 and of the L/C Commitment and L/C Percentage of each Bank after giving effect thereto. The Banks acknowledge that, in order to maintain Letters of Credit and L/C Advances in accordance with each Bank's L/C Percentage, (i) a reallocation of the L/C Commitments as a result of a non pro rata subscription to an increase in the combined L/C Commitments may be required and (ii) to the extent that such a reallocation is required and any L/C Advances are outstanding, those Banks whose L/C Percentage has risen shall be required to make payments to those Banks whose L/C Percentage has fallen in consideration for a portion of the latter's L/C Advances, so that after such payments are made, each Bank's L/C Percentage shall be equal to such Bank's L/C Advances divided by the aggregate amount of all L/C Advances.


                                   ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY


         III.1 Taxes. (a) Any and all payments by the Company to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes.
In addition, the Company shall pay all Other Taxes.

               (b The Company agrees to indemnify and hold harmless each Bank and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Bank or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Bank or the Agent makes written demand therefor; provided, however, that the Company shall not be required to indemnify any Bank, or increase any amounts payable to any Bank, if such Bank fails to comply with the requirements of Section 9.10.

               (c If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent (unless such requirement arises from the failure of any Bank to comply with the requirements of Section 9.10), then:

                  (i the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

                  (ii the Company shall make such deductions and withholdings;
         and

                  (iii the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

               (d Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish the Agent the original or a copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

               (e If the Company is required to pay additional amounts to any Bank or the Agent pursuant to subsection (c) of this Section, then such Bank or the Agent shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Bank Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the judgment of such Bank or the Agent is not otherwise disadvantageous to such Bank or the Agent.

         III.2 Illegality. (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Bank or its applicable Bank Office to Issue Letters of Credit, then, on notice thereof by such Bank to the Company through the Agent, any obligation of such Bank to Issue Letters of Credit shall be suspended until such Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

               (b If a Bank determines that it is unlawful to maintain any Letter of Credit or L/C Advance, the Company shall, upon its receipt of notice of such fact and demand from such Bank

(with a copy to the Agent), Cash Collateralize in full such Bank's share of the Letters of Credit or repay such Bank's L/C Advances (together with interest accrued thereon) on the date on which such Bank may no longer lawfully continue to maintain such Letters of Credit or L/C Advances (as determined by such Bank).

               (c Before giving any notice to the Agent under this Section, the Affected Bank shall designate a different Bank Office if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Bank, be illegal or otherwise disadvantageous to such Bank.

         III.3 Increased Costs and Reduction of Return. (a) If any Bank determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance by such Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to Issue, Issuing, participating in or maintaining any Letters of Credit or of agreeing to make or making, funding or maintaining any L/C Advance, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

               (b If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Bank (or its Bank Office) or any corporation controlling such Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy) determines that the amount of such capital is increased as a consequence of any of its L/C Commitment or any Letters of Credit, L/C Advances or obligations under this Agreement, then, upon demand of such Bank to the Company through the Agent, the Company shall pay to such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank for such increase.

         III.4 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the basis for such claim and a calculation of the amount payable to such Bank and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

         III.5 Substitution of Banks. Upon the receipt by the Company from any Bank (an "Affected Bank") of a claim for compensation under Section 3.1 or 3.3 or a notice of the type described in subsection 3.2(a) or (b), the Company may:
(i) request one more of the other Banks to acquire and assume all or part of such Affected Bank's Letters of Credit, L/C Advances and L/C Commitment; or (ii) designate a replacement bank or financial institution satisfactory to the Company and the Agent to acquire and assume all or a ratable part of all of such Affected Bank's Letters of

Credit, L/C Advances and L/C Commitment (a "Replacement Bank"). Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Agent.

         III.6 Survival. The agreements and obligations of the Company in this
Article III shall survive the payment of all other Obligations.


                                   ARTICLE IV

                              CONDITIONS PRECEDENT

         IV.1 Documentary Conditions to Issuance of Initial Letters of Credit. The obligation of the Banks to Issue the Initial Letters of Credit is subject to the condition (in addition to the conditions set forth in Sections 4.2 and 4.3) that the Agent shall have received all of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for the Agent and each Bank:

              (a Agreement. This Agreement executed by each party thereto.

              (b Resolutions and Incumbency of Company and Parent.

                 (i Copies of resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company;

                 (ii A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform this Agreement and all other Loan Documents to be delivered by it hereunder;

                 (iii Copies of resolutions of the board of directors of the Parent authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Parent; and

                 (iv A certificate of the Secretary or an Assistant Secretary of the Parent certifying the names and true signatures of the officers of the Parent authorized to execute, deliver and perform the Loan Documents to be delivered by it hereunder.

              (c Organization Documents; Good Standing. The articles or certificate of incorporation and the bylaws of the Company and Parent as in effect on the Closing Date, certified by the Secretary or an Assistant Secretary of the Company and the Parent, respectively, and a good standing certificate for the Company and the Parent from the applicable Governmental Authority in Bermuda and each other jurisdiction in which the Company or the Parent is authorized to do business.

              (d Legal Opinions.

                 (i An opinion of Lord, Bissell & Brook, U.S. counsel to the Company and the Parent, substantially in the form of Exhibit F, and

                 (ii an opinion of Conyers, Dill & Pearman, Bermuda counsel to the Company and the Parent, substantially in the form of Exhibit G hereto.

              (e Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of the Agent, to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Agent's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent, including any such costs, fees and expenses arising under or referenced in Section 2.13 or 10.4).

              (f Certificate. A certificate signed by a Responsible Officer of the Company, dated as of the Closing Date, stating that:

                 (i the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

                 (ii no Event of Default or Unmatured Event of Default exists or will result from the issuance of the Initial Letters of Credit hereunder; and

                 (iii no event or circumstance has occurred since the date on which the Form S-1 was filed with SEC, which event or circumstance has resulted or could reasonably be expected to result in a Material Adverse Effect in the Company or the Parent.

              (g Security Agreement. A security agreement, substantially in the form of Exhibit H (the "Security Agreement") executed by the Company, together with evidence satisfactory to the Agent that all filings and recordings necessary to perfect the Lien granted to the Agent (for the benefit of the Agent and the Banks) on any collateral granted under the Security Agreement have been duly made (or will be duly made contemporaneously with the issuance of the Initial Letters of Credit) and are in full force and effect (subject to such exceptions as the Agent and the Required Banks may approve).

              (h Borrowing Base Certificate. A Borrowing Base Certificate dated as of the Closing Date signed by a Responsible Officer of the Company.

              (i Financial Statement Projections and Form S-1. Each of the financial statement projections referred to in Section 5.11, a pro forma balance sheet for the Parent as of the Closing Date, and the Form S-1.

              (j Parent Guaranty. A guaranty, substantially in the form of Exhibit I (the "Parent Guaranty"), executed by the Parent.

              (k Parent Security Agreement. A security agreement, substantially in the form of Exhibit J (the "Parent Security Agreement") executed by the Parent, together with evidence satisfactory to the Agent that all filings and recordings necessary to perfect the Lien granted to the Agent (for the benefit of the Agent and the Banks) on any collateral granted under the Parent Security Agreement have been duly made (or will be duly made contemporaneously with the issuance of the Initial Letters of Credit) and are in full force and effect (subject to such exceptions as the Agent and all the Banks may approve).

              (l Service of Process. Evidence that each of the Company and the Parent have appointed CT Corporation as its agent for service of process pursuant to Section 10.18.

              (m All Approvals Obtained. Evidence that all material necessary creditor, shareholder, and third party approvals in connection with the transactions contemplated by the Transaction Documents or otherwise referred to herein or therein and all material approvals shall have been obtained and remain in effect.

              (n Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may request.

         IV.2 Other Conditions to Initial Letters of Credit. The obligation of each Bank to Issue the Initial Letters of Credit is, in addition to the conditions precedent specified in Sections 4.1 and 4.3, subject to the following conditions precedent:

              (a Capitalization of the Parent. The Agent shall have received evidence, reasonably satisfactory to the Agent and all the Banks, that the Parent has issued common stock and debt of at least $50,000,000 in the aggregate, of which at least $15,000,000 shall be common stock on terms and conditions satisfactory to the Agent and each Bank.

              (b Capitalization of the Company. The Agent shall have received evidence, reasonably satisfactory to the Agent and all the Banks, that (i) the Company has received an equity contribution from the Parent of at least $40,000,000 on terms and conditions satisfactory to the Agent and the Required Banks, which amount shall constitute the Company's initial Statutory Surplus, and (ii) the sum of the Company's initial Statutory Surplus plus the Parent's Net Worth exceeds $48,000,000.

         IV.3 Conditions to All Letter of Credit Issuances. The obligation of each Bank to Issue (including, without limitation, the obligation of each Bank to amend, renew or otherwise extend) any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Issuance
Date:

              (a Notice, Application. The L/C Administrator shall have received an L/C Application or L/C Amendment Application, as required under Section 2.2.

             (b Continuation of Representations and Warranties. The representations and warranties in Article V shall be true and correct on and as of such Issuance Date with the same effect as if made on and as of such Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

             (c No Existing Default. No Event of Default or Unmatured Event of Default shall exist or shall result from such Issuance and after giving effect to such Issuance, the Effective Amount of all L/C Obligations shall not exceed the lesser of the combined L/C Commitments and the Borrowing Base.

Each L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of such notice and as of the applicable Issuance Date, that the conditions in this Section 4.3 are satisfied.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to the Agent and each Bank that:

         V.1 Corporate Existence and Power. Each of the Company and the Parent:

             (a is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

             (b has the power and authority and all governmental licenses, authorizations, consents and approvals (i) to own its assets and to carry on its business, and (ii) to execute, deliver and perform its obligations under the Transaction Documents to which it is a party;

             (c is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

             (d is in compliance with all Requirements of Law; except, in each case referred to in clause (b)(i), (c) or (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         V.2 Corporate Authorization; No Contravention. The execution and delivery by the Company of this Agreement and each other Transaction Document to which it is a party, the Letter of Credit Issuances and the L/C Advances hereunder, the execution and delivery by the Parent of each Transaction Document to which it is a party and the performance by each of the Company and the Parent of its obligations under each Transaction Document to which it is a party (i) are within the corporate powers of the Company and the Parent, as applicable,
(ii) have been duly authorized by all
necessary corporate action on the part of the Company and the Parent (including any necessary shareholder action), and (iii) do not and will not:

             (a contravene the terms of any of the Organization Documents of the Company or Parent;

             (b conflict with or result in a breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company or the Parent is a party, or any order, injunction, writ or decree of any Governmental Authority to which the Company, the Parent or any of their respective properties are subject; or

             (c violate any Requirement of Law.

         V.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority which has not been obtained, taken or made, is necessary or required in connection with the execution, delivery or performance by, or enforcement against (i) the Company of this Agreement or any other Transaction Document to which it is a party or (ii) the Parent of any Transaction Document to which it is a party.

         V.4 Binding Effect. This Agreement and each other Transaction Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability. Each Transaction Document to which the Parent is a party constitutes the legal, valid and binding obligations of the Parent, enforceable against the Parent in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         V.5 Litigation. Except as specifically disclosed in Schedule 5.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, the Parent or any of their respective properties which: (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (b) would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or other order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Transaction Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

         V.6 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring of any Obligations by the Company. Neither the Company nor the Parent is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect or create an Event of Default under subsection 8.1(e).

         V.7 ERISA Compliance. Each Plan (other than a Multi-Employer Plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

             (a There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

             (b (i No ERISA Event has occurred or is reasonably expected to occur; (ii) no contribution failure has occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (iii) no Pension Plan has any Unfunded Pension Liability; (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (v) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (vi) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

         V.8 Use of Proceeds; Margin Regulations. The Letters of Credit and L/C Advances are to be used solely for the purposes set forth in and permitted by Sections 6.12 and 7.6, and the Company is generally not engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

         V.9 Title to Properties. The Company has good record and marketable title in fee simple to, or a valid leasehold interest in, all real property necessary or used in the ordinary conduct of its businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company is subject to no Liens, other than Permitted Liens.

         V.10 Taxes. The Company and the Parent have filed all Federal, State, foreign and other material tax returns and reports required to be filed, and have paid all Federal, State, foreign and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and SAP. There is no proposed tax assessment against the Company or the Parent that would, if made, have a Material Adverse Effect.

         V.11 Financial Condition. The Company has furnished to the Agent and each Bank annual projections (including balance sheets and statements of income or operations, and cash flow) dated as of November 17, 1997 and covering a three year period from the Closing Date. All financial projections and related materials and documents furnished to the Agent pursuant to this Agreement are based upon facts and assumptions that the Company believes to be reasonable in light of current and foreseeable business conditions, it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and that no assurance can be given that the projections will be realized.

         V.12 Environmental Matters. Except as specifically disclosed in
Schedule 5.12, neither any non-compliance with any Environmental Laws nor any liability under any Environmental Laws, nor all Environmental Claims, in each case as in effect on or prior to the Closing Date, on or with respect to the business, operations and properties of the Company or the Parent could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         V.13 Regulated Entities. None of the Company, the Parent nor any Person controlling the Parent is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal, state or foreign statute or regulation limiting its ability to incur Indebtedness.

         V.14 No Burdensome Restrictions. Neither the Company nor the Parent is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

         V.15 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries except Investment Subsidiaries and no equity Investments in any other Person (other than Fund Investments) and the Parent has no Subsidiaries other than the Company.

         V.16 Insurance. The properties of the Company and the Parent are insured with financially sound and reputable insurance companies not Related Parties of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the Parent operates.

         V.17 Solvency, etc. On the Closing Date and on the initial Issuance Date, immediately before and after the Issuance of the Initial Letters of Credit, the Company's assets will exceed its liabilities and the Company will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

         V.18 Full Disclosure. None of the representations or warranties made by the Company or the Parent in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the written statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or the Parent in connection with the Transaction Documents (including, without limitation, the Form S-1 and the other offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make such representation, warranty or written statement, in light of the circumstances under which it is made, not misleading as of the time when made or delivered.

         V.19 Material Adverse Change, Conduct of Business. Since the date on which the Form S-1 was filed with the SEC, (i) there has been no Material Adverse Effect and there has been no material adverse change in, or a material adverse effect upon, the operations, business, properties or conditions (financial or otherwise) of, the Company or the Parent; (ii) the Company and the Parent have operated their business in the manner described in the Form S-1 and, with respect to any day after the Closing Date, in the ordinary course consistent with past practice; (iii) neither the Company nor the Parent has incurred any obligations, contingent or non-contingent liabilities, long-term leases or unusual forward or long-term commitments which are not reflected in the financial statement projections provided to the Banks as set forth in
Section 5.11 and which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iv) no contract, lease or other agreement or instrument has been entered into by the Company or the Parent which has become binding upon any the Company's or the Parent's assets and no law or regulation applicable to the Company or the Parent has been adopted which has had or could reasonably be expected to have a Material Adverse Effect; and (v) neither the Company nor the Parent is in default and to the best of the Company's knowledge, no third party is in default under any material contract, lease or other agreement or instrument, which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.

         V.20 First Priority Security Interest. The Agent, for the benefit of the Banks, has a first priority perfected security interest (i) in the collateral pledged by the Company pursuant to the Security Agreement and (ii) in the Collateral pledged by the Parent pursuant to the Parent Security Agreement.


                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

         So long as any Bank shall have any L/C Commitment hereunder, or any Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Banks waive compliance in writing:

         VI.1 Financial Statements. Unless otherwise provided herein, the Company shall furnish or cause to be furnished to the Agent and each Bank:

              (a) Audit Report.

                  (i) As soon as available but in any event within 100 days after the end of each fiscal year commencing the year ending December 31, 1998, copies of the audited consolidated balance sheets, statements of earnings, stockholders' equity and cash flows and the unaudited consolidating balance sheets, statements of earnings, stockholders' equity and cash flows of the Parent and of the Company as at the end of such fiscal year, setting forth in the case of the consolidated financial statements in comparative form the figures for the previous fiscal year, together with (A) a copy of each management report analyzing the Parent's and the Company's financial statements or Investments for such fiscal year, and (B) an opinion of Ernst & Young LLP or another nationally-recognized independent public accounting firm ("Independent Auditor"), which opinion (1) shall state that such audited consolidated financial statements present fairly the consolidated financial position of the Parent and its Subsidiaries or the Company, as applicable, for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, and (2) shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Parent's or any Subsidiary of the Parent's records; and

                  (ii) a certificate from the Independent Auditor containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in Sections 7.11 through 7.15 and
         Section 7.17, and to the effect that, in making the examination necessary for the signing of the annual audit report of the Parent by such accountants, they have not become aware of any non-compliance by the Parent or the Company under this Agreement or the Loan Documents or any Event of Default or Unmatured Event of Default;

              (b) Quarterly Reports.

                  (i) As soon as available, but in any event within 52 days after the end of each fiscal quarter of each fiscal year, the unaudited consolidated and consolidating balance sheet of the Parent and its Subsidiaries as of the end of such quarter, and the related consolidated and consolidating statements of income, shareholders' equity and cash flow for such fiscal quarter and for the fiscal period beginning with the first day of the applicable fiscal year and ending on the last day of such fiscal quarter, certified by a Responsible Officer of each of the Parent and the Company as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Parent and the Subsidiaries; together with a comparison with the corresponding fiscal quarter and fiscal period of the previous fiscal year; and

                  (ii) within 52 days after the end of each of the fiscal quarters of the Company, commencing with the fiscal quarter ending [December 31, 1998], a calculation of the standard deviation of the monthly rate of return on the Company's Fund Investments and a comparison of such standard deviation to that of the S&P 500 and the Salomon Bond Index (or their equivalents).

              (c) Other Reports. Within 52 days after the end of each of the fiscal quarters of the Company, commencing with the fiscal quarter ending March 31, 1998, a calculation of the value and the quarterly rate of return of each of the Company's Fund Investments by Strategy.

              (d) Monthly Report and Borrowing Base Certificate. As soon as available, but in any event within 30 days after the end of each calendar month of each fiscal year, (i) a report (A) valuing each of the Company's Fund Investments and each of the Company's and the Parent's Publicly Traded Securities, Structured Notes and Investment Subsidiaries, and (B) listing each of the Company's and the Parent's Cash and Cash Equivalents and (ii) a Borrowing Base Certificate executed by a Responsible Officer of each of the Company and the Parent. For purposes of such report and of completing the Borrowing Base Certificate, each Fund Investment, Publicly Traded Security, Structured Note and Investment Subsidiary shall be valued based on its Fair Market Value as at the last Business Day of the calendar month for which such report or Borrowing Base Certificate is being delivered.

              (e) Tax Returns and Reports. If requested by the Agent, copies of all Federal, State, foreign and other material tax returns and reports required to be filed by the Parent and the Company.

              (f) SAP Financial Statements. As soon as available, but not later than the earlier of (i) 120 days after the end of each fiscal year and (ii) 10 days after the filing thereof, a copy of the Annual Statement of the Company for such fiscal year prepared in accordance with SAP and accompanied by the certification of a Responsible Officer of the Company that such Annual Statement is complete and correct and presents fairly in accordance with SAP the financial position of the Company for the fiscal year then ended.

              (g) Projections. As soon as available but not later than March 31st of each year, commencing with the year 1999, a three year projection of the Company's results covering the then current fiscal year and each of the next two fiscal years.

              (h) Management Reports. Promptly deliver a copy of each management report created from time to time that analyzes the Company's financial results by Fund, Strategy or other similar measure.

         VI.2 Certificates; Other Information. The Company shall furnish to each
Bank:

              (a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a)(i) and 6.1(b)(i), a Compliance Certificate executed by a Responsible Officer of each of the Company and the Parent;

              (b) promptly, (i) copies of all financial statements and reports that the Parent or the Company sends to its shareholders or its other holders of debt (other than those financial statements and reports which the Company sends only to the Parent, Delphi, RSL or SNCC or the Parent sends only to Delphi, RSL or SNCC), (ii) copies of all financial statements and regular, periodic or special reports that the Parent or the Company may make to, or file with, any Governmental Authority;

              (c) promptly, at the request of the Agent, a Borrowing Base Certificate for any given Business Day executed by a Responsible Officer of each of the Company and the Parent;

              (d) concurrent with the filing thereof, copies of each certificate or other document filed by or on behalf of the Company or the Parent with the applicable Governmental Entity in Bermuda (including, without limitation, any certificate setting forth the liquidity and/or capitalization of the Company or the Parent);

              (i) concurrent with the preparation thereof, copies of each actuarial report prepared by or on behalf of the Company or the Parent; and

              (e) promptly, such additional information regarding the business, financial or corporate affairs of the Company or the Parent as the Agent, at the reasonable request of any Bank, may from time to time request.

         VI.3 Notices. Promptly upon a Responsible Officer of the Company obtaining knowledge thereof, the Company shall notify the Agent (and the Agent will promptly distribute such notice to the Banks) of:

              (a) the occurrence of any Event of Default or Unmatured Event of Default;

              (b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Parent or the Company; (ii) any dispute, claim, litigation, investigation, proceeding or suspension between the Parent or the Company and any Governmental Authority (including, without limitation, any tax claim by, or notice of deficiency from, the IRS); or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Parent or the Company, including pursuant to any applicable Environmental Laws;

              (c) the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event, provided that the Company shall notify the Agent and each Bank not less than 10 days before the occurrence of any event described in clause (ii) below), and deliver to the Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

                  (i) an ERISA Event;

                  (ii) a contribution failure with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA;

                  (iii) a material increase in the Unfunded Pension Liability of any Pension Plan;

                  (iv) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

                  (v) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

              (d) any material change in accounting policies or financial reporting practices by the Company;

              (e) any change in the ownership of the Company; and

              (f) any Mandatory Collateralization Event;

              (g) the establishment of any Managed Account; and

              (h) the organization of any Investment Subsidiary.

              Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating what action, if any, the Company or the Parent proposes to take with respect thereto and at what time. Each notice under subsection 6.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or any other Loan Document that have been breached or violated.

         VI.4 Preservation of Corporate Existence, Etc. The Company shall:

              (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

              (b) preserve and maintain in full force and effect all material governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with dispositions of assets permitted by Section 7.2;

              (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

              (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

         VI.5 Maintenance of Property. The Company shall, and shall cause each Investment Subsidiary to, maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, other than obsolete, worn out or surplus equipment.

         VI.6 Insurance. The Company shall, and shall cause each Investment Subsidiary to, at its sole cost and expense, maintain with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.

         VI.7 Payment of Obligations. The Company shall, and shall cause each Investment Subsidiary to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including:

               (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; and

               (b) all lawful claims which, if unpaid, would by law become a Lien upon its property;

unless, in each case, the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP and SAP are being maintained by the Company or such Investment Subsidiary.

         VI.8 Compliance with Laws. The Company shall, and shall cause each Investment Subsidiary to, comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except such as may be contested in good faith or as to which a bona fide dispute may exist.

         VI.9 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

         VI.10 Inspection of Property and Books and Records.

               (a) The Company shall keep, and cause each Investment Subsidiary to keep, adequate records and books of account with respect to its business activities, in which full, true and correct entries are made in accordance with both GAAP and SAP and on a basis consistent with the financial statements provided to the Agent and the Banks hereunder. The Company shall permit, and shall cause each Investment Subsidiary to permit, representatives and independent contractors of the Agent or any Bank (i) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to make copies thereof or abstracts therefrom, and to discuss its respective affairs, finances and accounts with its directors, officers, and independent public accountants and (ii) to inspect, audit, check and make copies and/or extracts from the books, records, computer data and records, computer programs, journals, orders, receipts, correspondence and other data relating to Investments, accounts receivable, contract rights, general intangibles, equipment and any other collateral, or relating to any other transactions between the parties hereto, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists, the Agent or any Bank may do any of the foregoing without advance notice. The Company shall use its best efforts, to the extent permitted pursuant to documentation evidencing its Fund Investments and its rights with respect thereto, after the occurrence and during the continuance of an Event of Default, to cause each Fund which manages Fund Investments for the Company or any Investment Subsidiary, upon reasonable advance notice to such Fund and at reasonable times during normal business hours, to permit representatives and independent contractors of the Agent or any Bank to visit, inspect and audit any of such Fund's financial and operating records, to make copies thereof or abstracts therefrom and to discuss such Fund and the related Fund Investment of the Company or any Investment Subsidiary with such Fund's officers.

         VI.11 Environmental Laws. The Company shall, and shall cause each Investment Subsidiary to, keep and maintain its property in material compliance with all Environmental Laws.

         VI.12 Use of Letters of Credit. The Company shall request Letters of Credit only to support its obligations under Reinsurance Agreements.

         VI.13 Further Assurances. Promptly upon the request of the Agent, or the Required Banks, the Company shall execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, pledge agreements, guaranties, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Agent or the Required Banks as the case may be, may reasonably request from time to time in order (a) to ensure that the obligations of the Company hereunder and under the other Loan Documents are secured by a first priority perfected security interest in the assets of the Company and the Parent stated to be Pledged pursuant to the Collateral Documents, (b) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and the Banks the rights granted or now or hereafter intended to be granted to the Agent and the Banks under any Loan Documents or under any other document executed in connection therewith. Contemporaneously with the execution and delivery of any document referred to above, the Company shall deliver all resolutions, opinions and corporate documents as the Agent or the Required Banks may reasonably request to confirm the enforceability of such document and the perfection of the security interest created thereby, if applicable.

         VI.14 Supplemental Disclosure. From time to time as may be necessary (in the event that such information is not otherwise delivered by the Company to the Agent and the Banks pursuant to this Agreement), and in any event concurrently with the delivery of quarterly financial statements in accordance with subsection 6.1(b), the Company shall supplement each Schedule hereto or representation herein or in any other Loan Document with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation that has been rendered inaccurate thereby.

         VI.15 Intellectual Property. The Company will conduct, and cause each Investment Subsidiary to conduct, its business and affairs without infringement of or interference with any Intellectual Property of any other Person.


                                   ARTICLE VII

                               NEGATIVE COVENANTS

               So long as any Bank shall have any L/C Commitment hereunder, or any Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Banks waive compliance in writing:

         VII.1 Limitation on Liens. The Company shall not and shall not permit any Investment Subsidiary, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

               (a) any Lien existing on property of the Company on the Closing Date and set forth in Schedule 7.1 securing Indebtedness outstanding on such date;

               (b) any Lien created under any Loan Document;

               (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.7, provided that no notice of lien has been filed or recorded under the Code or otherwise;

               (d) Liens consisting of judgment or judicial attachment Liens, provided that the enforcement of such Liens is effectively stayed and all such Liens in the aggregate at any time outstanding for the Company do not exceed $100,000;

               (e) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the

Company in excess of those set forth by regulations promulgated by the FRB, (ii) such deposit account is not intended by the Company to provide collateral to the depository institution and (iii) the aggregate amount of all such deposits with all depository institutions which are not Banks will not at any time exceed $100,000;

               (f) Purchase money security interests on any property acquired or held by the Company in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $100,000;

               (g) the pledge of assets (other than Collateral) pursuant to trust agreements, in the ordinary course of business, to secure obligations as a reinsurer; and

               (h) Liens on assets in Managed Accounts incurred in the ordinary course of business consistent with the practice of the applicable Investment Manager in connection with Investments.

         VII.2 Disposition of Assets. The Company shall not, and shall not permit any Investment Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

               (a) dispositions of any Investments in the ordinary course of business;

               (b) disposition of worn-out or surplus equipment; and

               (c) the sale of equipment to the extent that such equipment is exchanged against the purchase price of similar replacement equipment or the proceeds are applied to the purchase price of such replacement equipment.

         VII.3 Consolidations and Mergers. The Company shall not, and not permit any Investment Subsidiary to, merge or consolidate with or into any other Person except that an Investment Subsidiary may merge into the Company or with another Investment Subsidiary.

         VII.4 Limitation on Indebtedness. The Company shall not and shall not permit any Investment Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

               (a) Indebtedness incurred pursuant to this Agreement; and

               (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 7.7; and

               (c) Indebtedness in a Managed Account incurred in the ordinary course of business consistent with the practice of the applicable Investment Manager in connection with Investments.

         VII.5 Transactions with Related Parties. The Company shall not, and shall not permit any Investment Subsidiary to, enter into any transaction with any Related Party of the Company except upon fair and reasonable terms no less favorable to the Company or such Investment Subsidiary or than would be obtainable in a comparable arm's-length transaction with a Person not an Related Party of the Company or such Investment Subsidiary; provided that nothing in this Section 7.5 shall restrict the Company from entering into agreements with RLS and SNCC providing for the participation by RLS and SNCC in earnings on the investments of premium payments.

         VII.6 Use of Proceeds. The Company shall not use any portion of any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock,
(ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock.

         VII.7 Contingent Obligations. The Company shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligation except:

               (a) endorsements for collection or deposit in the ordinary course of business;

               (b) Contingent Obligations arising under the Loan Documents;

               (c) Funding agreements with insureds pursuant to which the insureds may be entitled to refunds based upon loss performance; provided however, that nothing in this Section 7.7 shall restrict the Company from entering into agreements with RSL and SNCC providing for the participation by RSL and SNCC in earnings on the investments of premium payments; and

               (d) Contingent Obligations in a Managed Account incurred in the ordinary course of business consistent with the practice of the applicable Investment Manager in connection with Investments.

         VII.8 Joint Ventures. Except as provided in the following sentence, the Company shall not enter into any Joint Venture. The Company may enter into a Joint Venture which is in substantially the same line of business as the Company so long as the aggregate amount invested by the Company in all Joint Ventures in any form (including by capital contribution, incurrence of Indebtedness by any such Joint Venture to the Company or the incurrence of Contingent Obligations by the Company with respect to any such Joint Venture), during the term of this Agreement does not exceed $5,000,000.

         VII.9 No Plans. Neither the Company nor any of its ERISA Related Parties shall sponsor or contribute to or be required to contribute to any Plan.

         VII.10 Lease Obligations. The Company shall not, and shall not permit any Investment Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

                (a) leases of the Company in existence on the Closing Date and listed on Schedule 7.10 and any renewal, extension or refinancing thereof; and

                (b) operating leases entered into by the Company after the Closing Date in the ordinary course of business.

         VII.11 Borrowing Base. The Company shall not permit the Effective Amount of all L/C Obligations on any day to be greater than the Borrowing Base on such day; provided, however, that the Company shall not be in violation of this Section 7.11 if (i) the L/C Obligations do not exceed the Interim Borrowing Base, and (ii) the Effective Amount of all L/C Obligations does not exceed the Borrowing Base within (A) 90 days from such day, if such day is prior to January 27, 2000, or (B) 45 days from such day, if such day is on or after January 27, 2000.

         VII.12 Statutory Surplus. The sum of the Company's Statutory Surplus plus, without duplication, the Parent's Net Worth on any day shall not be less than $40,000,000; provided, however, that if such sum is less than $40,000,000 but greater than $35,000,000, the Company shall not be in violation of this
Section 7.12 if within 45 days from such day, the sum of the Company's Statutory Surplus plus the Parent's Net Worth equals or exceeds $40,000,000.

         VII.13 Investments Available for Withdrawal. The Company shall not permit the aggregate Fair Market Value of all Investments Pledged by the Company and the Parent and Investments made by a Pledged Investment Subsidiary on any day which are available for withdrawal, sale or use by the Parent, the Company or the Pledged Investment Subsidiary, as the case may be, (i) on at least a quarterly basis to be less than 60% of the aggregate Fair Market Value of all Investments Pledged by the Company and the Parent or owned by a Pledged Investment Subsidiary on such day, and (ii) on an immediate basis to be less than 4% of the aggregate Fair Market Value of all Investments Pledged by the Company and the Parent and Investments owned by a Pledged Investment Subsidiary on such day; provided, however, that if said Investments are less than said 60% limit solely because of appreciation, the Company shall not be in violation of this Section 7.13 if (i) all Investments thereafter Pledged by the Company or by the Parent to the Agent or made by a Pledged Investment Subsidiary are subject to withdrawal on at least a quarterly basis until the Company, the Parent and the Pledged Investment Subsidiary shall be in compliance with such limit, (ii) no Investments so Pledged subject to such quarterly or more frequent withdrawal are withdrawn or have been withdrawn during the quarter in which the limit was exceeded until the Company, Parent and Investment Subsidiary are in compliance and (iii) the Company and the Parent shall be in compliance with such limit at the end of each fiscal year. For the purpose of this covenant, all Investments held by issuers of Structured Notes shall be treated as if held by the Company.

         VII.14 Fair Market Value of Investments. The Fair Market Value of any single Investment of the Company, the Parent and/or an Investment Subsidiary in the aggregate (other than (i) Cash, (ii) Cash Equivalents, (iii) any Publicly Traded Security issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof, so long as the full faith and credit of the United States of America is pledged in support of such Publicly Traded Security, (iv), in the case of the Parent, its Investment in the Company and (v) its Investment in Investment Subsidiaries) shall not exceed on any day 7.5% of the Fair Market Value of the Company's Investments plus the Parent's Investments plus the Investments held by an Investment Subsidiary on such day; provided, however, that if the limit set forth in this Section 7.14 is exceeded solely because of the appreciation in the value of such Investment, the Company, the Parent and the Investment Subsidiary shall have until the end of the then-current fiscal year to satisfy such limit and the Company, the Parent and the Investment Subsidiary shall not be in violation of this Section 7.14 in the meantime. For the purpose of this covenant, all Investments held by issuers of Structured Notes shall be treated as if held by the Company.

         VII.15 Limitation by Strategy on Fund Investments. The Fair Market Value of Fund Investments of the Company, the Parent and the Investment Subsidiaries on any day which pursue the same Strategy shall not exceed 25% of the Fair Market Value of all such Fund Investments on such day and, with respect to the four Strategies which have the largest Fair Market Value of Fund Investments, the Fair Market Value of such Fund Investments on any day shall not exceed 80% of the Fair Market Value of all such Fund Investments on such day; provided, however, that if the limit set forth in this Section 7.15 is exceeded solely because of an appreciation in the Fair Market Value of the Fund Investments, the Company shall not be in violation of this Section 7.15 if neither the Parent the Company nor any Investment Subsidiary shall make any further Investments pursuant to such strategy until the limits set forth above are satisfied. For the purpose of this covenant, all Investments held by issuers of Structured Notes shall be treated as if held by the Company.

         VII.16 Cash Calls. Neither the Company, the Parent nor any Investment Subsidiary shall invest in any Investment which gives any Person the right to demand that the Company, the Parent, or any Investment Subsidiary make additional Investments, loans or contributions in such Person or any other Person; provided that nothing in this Section 7.16 shall restrict margin purchases in Managed Accounts in the ordinary course of business consistent with the practice of the applicable Investment Manager. For the purpose of this covenant, all Investments held by issuers of Structured Notes shall be treated as if held by the Company.

         VII.17 Restricted Payments. The Company shall not declare or make any dividend or interest payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding, except that:

                (a) the Company may declare and make dividend payments or other distributions payable solely in its common stock;

                (b) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, the Company may declare and pay dividends each fiscal year to the Parent in an amount not to exceed the greater of (i) the product of 50% times Net Income for the prior fiscal year and (ii) the lesser of
(A) $3,000,000 and (B) Net Income for the prior fiscal year; and

                (c) the Company may redeem preferred stock issued by it in connection with its so-called "rent-a-captive" program (as defined in the Form S-1) and pay dividends on such stock.

         VII.18 ERISA. The Company shall not, and shall not permit any of its ERISA Related Parties to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Company in an aggregate amount in excess of $1,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

         VII.19 Inconsistent Agreements. The Company will not enter into any agreement containing any provision which would be violated or breached by any borrowing by the Company hereunder or by the performance by the Company of its obligations under any other Loan Document. The Company will not, enter into any agreement (other than this Agreement and the other Loan Documents) prohibiting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Company to amend or modify this Agreement or any other Loan Document.

         VII.20 Change in Business. The Company shall not engage in any material line of business substantially different from those lines of business set forth on Schedule 7.20.

         VII.21 Accounting Changes. The Company shall not, make any significant change in accounting treatment or reporting practices, except as required by GAAP or SAP, or change the fiscal year of the Company.

         VII.22 Corporate Name, Chief Executive Office, etc. Without 30 days prior written notice to the Agent, the Company shall not change its name or the location of its chief executive offices.

         VII.23 Hazardous Materials. Except in the ordinary course and in compliance with all applicable Environmental Laws, the Company shall not and shall not permit any Person within the control of the Company to cause or permit a Release or the presence, use, generation, manufacture, installation, Release, discharge, storage or disposal of any Hazardous Materials on, under, in, above, or about any of its real estate or the transportation of any Hazardous Materials to or from any real estate.

         VII.24 Subsidiaries. The Company shall not acquire, create or otherwise own or control directly or indirectly any Subsidiary except Investment Subsidiaries.

         VII.25 Reinsurance. The Company shall not permit the amount of general account loss reserves with respect to Reinsurance Agreements attributable to RSL, SNCC, or insureds of RSL and SNCC to be less than 50% of the Company's general account loss reserves.


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
                                  ARTICLE VIII

                                EVENTS OF DEFAULT

         VIII.1 Event of Default. Any of the following shall constitute an "Event of Default":

                (a) Non-Payment. The Company fails to pay when and as required to be paid herein, any amount of principal of any L/C Advance, or interest, fees or, upon notice from the Agent, other amounts payable hereunder or under any other Loan Document, and such failure, as to interest, fees or other amounts payable after notice thereof, continues unremedied for five consecutive days.

                (b) Representation or Warranty. Any representation or warranty by the Company or the Parent made or deemed made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company or the Parent or any Responsible Officer of the Company or the Parent furnished at any time under this Agreement or any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made.

                (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.3 or Article VII.

                (d) Other Defaults. The Company or the Parent fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer of the Company knew of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank.

                (e) Cross-Default. (i) The Company or the Parent or any Investment Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise but subject to any applicable grace period); or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable, or cash collateral in respect thereof to be demanded.

                (f) Insolvency; Voluntary Proceedings. The Company, the Parent or any Investment Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or
(iv) takes any action to effectuate or authorize any of the foregoing.

                (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company, the Parent or any Investment Subsidiary, or any writ, judgment, warrant of attachment, warrant of execution or similar process is issued or levied against any assets of the Company, the Parent or any Investment Subsidiary with an aggregate fair market value in excess of $100,000, and such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, warrant of execution or similar process shall not be released, vacated or fully bonded within 90 days after commencement, filing or levy; (ii) the Company, the Parent or any Investment Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company, the Parent or any Investment Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or other similar Person for itself or a substantial portion of its property or business.

                (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000; (ii) a contribution failure shall have occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA;
(iii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $1,000,000; or (iv) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000.

                (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company, the Parent or any Investment Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain undischarged, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof.

                (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company, the Parent or any Investment Subsidiary which has or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

                (k) Change of Control. Any Change of Control occurs.

                (l) Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect with respect to the Company or the Parent (other than as expressly permitted hereunder), the Company or the Parent shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of any Collateral Document, or the Company or the Parent (or any Person by, through or on behalf of the Company or the Parent) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document, or the Company shall grant a Lien on any of its assets other than pursuant to the Security Agreement and Permitted Liens on assets other than Collateral.

         VIII.2 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Required Banks do any or all of the following:

                (a) declare the commitment of each Bank to Issue Letters of Credit to be terminated, whereupon such commitments shall be terminated;

                (b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letter of Credit (whether or not any Beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letter of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding L/C Advances, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

                (c) exercise on behalf of the Agent and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any Event of Default specified in subsection 8.1(f) or (g), the commitment of each Bank to Issue Letters of Credit shall automatically terminate and (x) the unpaid principal amount of all outstanding L/C Advances and (y) the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letter of Credit, and all interest, fees and other amounts owing under this Agreement shall automatically become due and payable without further act of the Agent, the L/C Administrator or any Bank.

         VIII.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                                   ARTICLE IX

                                    THE AGENT

         IX.1 Appointment and Authorization. (a) Each Bank hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement and in the other Loan Documents is not intended to connote any fiduciary or other implied (or express) obligation arising under any agency doctrine of applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         (b) The L/C Administrator shall act on behalf of the Banks with respect to any Letters of Credit Issued by the Banks and the documents associated therewith and shall have all of the benefits and immunities provided to the Agent in this Article IX with respect to any acts taken or omissions suffered by such L/C Administrator in connection with Letters of Credit Issued by the Banks or proposed to be Issued by the Banks and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this Article IX, included the L/C Administrator with respect to such acts or omissions.

         IX.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

         IX.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company, the Parent or any Related Party of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Related Parties.

         IX.4 Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks (or all the Banks if required pursuant to Section 10.1) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks (or all the Banks if required pursuant to Section 10.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

              (b) For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Bank that has executed and delivered this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document, condition precedent or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Bank. In addition, execution and delivery of this Agreement by a Bank shall be deemed confirmation by such Bank that the decision of such Bank to execute and deliver to the Agent an executed counterpart of this Agreement was made by such Bank independently and without reliance on the Agent or any other Bank as to the satisfaction of any condition precedent set forth in Sections 4.1 and 4.2.

         IX.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default (except, with respect to defaults in the payment of principal, interest and fees required to be paid to it) unless it shall have received written notice from a Bank or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default." The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Banks in accordance with Article VIII; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Banks.

         IX.6 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and the Parent, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and the Parent, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to Issue Letters of Credit and make L/C Advances to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

         IX.7 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to any Agent-Related Person of any portion of the Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

         IX.8 Agent in Individual Capacity. BofA and each of its Related Parties may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Related Parties as though BofA were not the Agent and L/C Administrator hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or any of its Related Parties may receive information regarding the Company or its Related Parties (including information that may be subject to confidentiality obligations in favor of the Company or such Related Party) and acknowledge that the Agent shall not be under any obligation to provide such information to them. With respect to its Letters of Credit and L/C Advances, BofA and any Related Party thereof shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though BofA were not the Agent and L/C Administrator.

         IX.9 Successor Agent. The Agent may, and at the request of the Required Banks shall, resign as the Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as the Agent shall be terminated. After any retiring Agent's resignation hereunder as the Agent, the provisions of this Article IX and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as the Agent by the date which is 30 days following such retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above. Notwithstanding the foregoing, however, BofA may not be removed as the Agent at the request of the Required Banks unless BofA shall also simultaneously be replaced as "L/C Administrator" and Fronting Bank hereunder pursuant to documentation in form and substance reasonably satisfactory to BofA.

         IX.10 Withholding Tax. (a) If any Bank shall become subject to any withholding tax under applicable law(after knowledge thereof by such Bank or notice from the Company) such Bank shall deliver to the Agent and the Company all such tax forms, as it may legally provide to avoid or minimize such withholding tax.

                  (b) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent or the Company may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not timely delivered to the Agent and the Company, then the Agent or the Company may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                  (c) If any Governmental Authority asserts a claim that the Agent or the Company did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent and the Company fully for all amounts paid, directly or indirectly, by the Agent or the Company as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to the Agent or the Company under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

         IX.11 Collateral Matters.(a) The Agent is authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the collateral granted pursuant to the Collateral Documents.

                  (b) The Banks irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any collateral (i) upon termination of the L/C Commitments, Cash Collateralization in full of the Letters of Credit and payment in full of all L/C Advances and all other obligations known to the Agent and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Company or the Parent owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Company under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Company to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Required Banks or, if required by Section 10.1(a)(v), all the Banks. Upon request by the Agent at any time, the Banks will confirm in writing the Agent's authority to release particular types or items of collateral pursuant to this subsection 9.11(b).

         IX.12 Co-Agents. None of the Banks identified on the facing page or signature pages of this Agreement as a "co-agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified as a "co-agent" shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                    ARTICLE X

                                  MISCELLANEOUS

         X.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

                  (a) no such waiver, amendment or consent shall, unless in writing and signed by all Banks and the Company and acknowledged by the Agent, do any of the following:

                           (i) increase or extend any L/C Commitment of any Bank
(or reinstate any L/C Commitment terminated pursuant to Section 8.2) except an increase pursuant to Section 2.20;

                           (ii) postpone or delay any date fixed by this
Agreement or any other Loan Document for any payment of principal (including any mandatory reduction in the Effective

Amount of all L/C Obligations or cash collateralization pursuant to Section 2.12), interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

                           (iii) reduce the principal of, or the rate of
interest specified herein on, any L/C Advance or reduce any facility fees, letter of credit fees or other amounts payable hereunder or under any other Loan Document;

                           (iv) change the L/C Percentage of any Bank (except
pursuant to Section 2.20), change the aggregate percentage of the L/C Percentage which is required for the Banks or any of them to take any action hereunder or otherwise amend the definition of "Required Banks";

                           (v) release the Security Agreement, the Parent
Security Agreement or the Parent Guaranty or release all or a substantial part of the collateral; or

                           (vi) amend or waive any provision of this Section or
Section 2.17, or any other provision herein providing for consent or other action by all Banks;

                  (b) no amendment, waiver or consent shall, unless in writing and signed by the Agent and L/C Administrator in addition to the Required Banks or all Banks, as the case may be, affect the rights or duties of the Agent or the L/C Administrator under this Agreement or any other Loan Document; and

                  (c) the Fee Letter may be amended, or rights or privileges thereunder waived, in writing executed by the parties thereto.

         X.2 Notices. (a) Except as otherwise expressly provided herein, all notices, requests and other communications hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile
(i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered to the address or facsimile number specified for notices on Schedule 10.2; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

                  (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered, or transmitted in legible form by facsimile machine, respectively; except that notices to BofA (in its capacity as Agent or L/C Administrator) pursuant to
Article II or IX shall not be effective until actually received by BofA, and notices pursuant to Article II to any Bank shall not be effective until actually received by such Bank at the address specified for such "Bank" on Schedule 10.2.

                  (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company.

The Agent and the Banks shall be entitled to rely reasonably on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Obligations shall not be affected in any way or to any extent by any failure of the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

         X.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

         X.4 Costs and Expenses. The Company shall:

                  (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BofA (in its capacity as Agent and L/C Administrator) within five Business Days after demand (subject to subsection 4.1(e)) for all costs and expenses incurred by BofA (in its capacity as Agent and L/C Administrator) in connection with the negotiation, development, preparation, arrangement, syndication, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other document prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including (i) Attorney Costs incurred by the BofA (in its capacity as Agent and L/C Administrator) with respect thereto and (ii) any reasonable expenses incurred by the Agent in connection with any audit by it or its representative of the collateral granted to the Agent for the benefit of itself and the Banks pursuant to the Loan Documents; and

                  (b) pay or reimburse the Agent and each Bank within five Business Days after demand (subject to subsection 4.1(e)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any right or remedy under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Letters of Credit and L/C Advances, including in connection with any "workout" or restructuring regarding the Letters of Credit and L/C Advances, and including in any Insolvency Proceeding or appellate proceeding.

         X.5 Company Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Agent-Related Persons and each Bank and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including, at any time following repayment of the L/C Advances, the expiration or Cash Collateralization of the Letters of Credit, the termination of the L/C Commitments and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement, any Transaction Document or any document contemplated by or referred to herein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, any Transaction Document or the L/C Commitments, the L/C Advances or Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found in a final judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations. Neither the Agent nor any Bank shall be responsible or liable to any other party or any other Person for consequential, punitive or exemplary damages which may be alleged as a result of this Agreement or the other Transaction Documents or the use or intended use of the proceeds of any of the L/C Advances or Letters of Credit contemplated hereunder. The foregoing provisions of this Section shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

         X.6 Payments Set Aside. To the extent that the Company or the Parent makes a payment to the Agent or the Banks under this Agreement or any other Loan Document, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee or receiver, or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Bank severally agrees to pay the Agent upon demand its L/C Percentage of any amount so recovered from or repaid by the Agent, plus interest thereon from the date such demand is made to the date such amount is returned by such Bank to the Agent, at a rate per annum equal (i) to the Federal Funds Rate for the period ending two Business Days after demand is made and (ii) to the Base Rate plus 3.00% thereafter.

         X.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

         X.8 Assignments, Participations, etc. (a) Any Bank may, with the written consent of the Company at all times other than during the existence of an Event of Default and with the consent of the Agent and L/C Administrator, which consent of the Company, Agent or L/C Administrator shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company, the Agent or the L/C Administrator shall be required in connection with any assignment and delegation by a Bank to a Person described in clause (iii) of the definition of Eligible Assignee )(each an "Assignee") all, or any part of all, of the L/C Advances, Letters of Credit, L/C Commitment and the other rights and obligations of such Bank hereunder, in a minimum amount of $5,000,000 (or, if less, all of such Bank's remaining rights and obligations hereunder); provided, however, that the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee shall have been given to the Company and the Agent by such Bank and the Assignee; (ii) such Bank and the Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit K ("Assignment and Acceptance") and (iii) the assignor Bank or the Assignee has paid to the Agent a processing fee in the amount of $3,500. The Company designates the Agent as its agent for maintaining a book entry record of ownership identifying the Banks and the amount of the respective Letters of Credit and L/C Advances which they own.

                  (b) From and after the date that the Agent notifies the assignor Bank that the Agent, L/C Administrator and, to the extent required, the Company have provided their consent with respect to an executed Assignment and Acceptance and that the Agent has received payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

                  (c) Any Bank may at any time sell to one or more commercial banks or other Persons not Related Parties of the Company (a "Participant") participating interests in any L/C Advance, any Letter of Credit, the L/C Commitment of such Bank and the other interests of such Bank (the "Originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the Originating Bank's obligations under this Agreement shall remain unchanged,
(ii) the Originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company, the Agent and the L/C Administrator shall continue to deal solely and directly with the Originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks, as described in clause (a) of the proviso to
Section 10.1. Each Bank which sells a participation will maintain a book entry record of ownership identifying the Participant(s) and the amount of such participation(s) owned by such Participant(s). Such book entry record of ownership shall be maintained by the Bank as agent for the Company and the Agent. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.1, 3.3 and 10.5 as though it were also a Bank hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, the Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this

Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

                  (d) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

         X.9 Confidentiality. Each Bank agrees to take, and to cause its Related Parties to take, normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or the Parent, or by the Agent on the Company's or the Parent's behalf, under this Agreement or any other Loan Document, and neither such Bank nor any of its Related Parties shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or the Parent, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company or the Parent known to such Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent or any Bank or any of their respective Related Parties may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Related Party, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or the Parent is party or is deemed party with such Bank or such Related Party; and (I) to its Related Parties.

         X.10 Set-off. In addition to any right or remedy of the Banks provided by law, if an Event of Default exists, or the L/C Advances and Letters of Credit have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such

Bank; provided that the failure to give such notice shall not affect the validity of such set-off and application.

         X.11 Automatic Debits of Fees. With respect to any arrangement fee, agency fee, facility fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent or any Bank under the Loan Documents, the Company hereby irrevocably authorizes BofA to debit any deposit account of the Company with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion, as the case may be) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

         X.12 Notification of Addresses, Bank Offices, Etc. Each Bank shall notify the Agent in writing of any change in the address to which notices to such Bank should be directed, of addresses of any Bank Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

         X.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of which taken together shall constitute but one and the same instrument.

         X.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such instrument or agreement.

         X.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other Loan Document.

         X.16 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

                  (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE COMPANY, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE

OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

         X.17 Waiver of Jury Trial. THE COMPANY, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, SUPPLEMENT OR MODIFICATION TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         X.18 Service of Process. On or prior to the Closing Date, each of the Company and the Parent shall appoint CT Corporation System (the "Process Agent"), with an office on the date hereof at 208 South LaSalle Street, Chicago, Illinois 60604, United States, as its agent to receive on its behalf and its property service of copies of the summons and complaints and any other process which may be served in any such action or proceeding, provided that a copy of such process is also mailed by registered or certified mail, postage prepaid, to the Company and the Parent at its address specified pursuant to Section 10.2. Such service may be made by mailing or delivering a copy of such process to the Company or the Parent, as the case may be, in care of the Process Agent at the Process Agent's above address, and the Company hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf and agrees to cause the Parent to irrevocably authorize and direct the Process Agent to accept such service on the Parent's behalf. The Company agrees to indemnify the Process Agent in connection with all matters relating to its appointment as agent of the Company and the Parent for such purposes, to enter, and to cause the Parent to enter, into any agreement relating to such appointment which such Process Agent may customarily require, and to pay such Process Agent's customary fees upon demand. As an alternative method of service, the Company also irrevocably consents, and agrees to cause the Parent to consent, to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Company at its address specified pursuant to Section 10.2. Nothing in this Section 10.18 shall affect the right of the Agent or any Bank to serve legal process in any other manner permitted by law or affect the right of the Agent or any Bank to bring any action or proceeding against the Company, the Parent or any of their respective properties in the courts of any other jurisdiction.

         X.19 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their proper and duly authorized officers as of the day and year first above written.

                                    ORACLE REINSURANCE COMPANY, LTD.

                                    By: ____________________________________
                                    Title: _________________________________

                                    BANK OF AMERICA NATIONAL TRUST
                                     AND SAVINGS ASSOCIATION,
                                     as Agent

                                    By: _____________________________________
                                    Title: __________________________________

                                    BANK OF AMERICA NATIONAL TRUST
                                     AND SAVINGS ASSOCIATION,
                                     as L/C Administrator and Fronting Bank

                                    By: _____________________________________
                                    Title: __________________________________

                                    BANK OF AMERICA NATIONAL TRUST
                                     AND SAVINGS ASSOCIATION, as a Bank

                                    By: _____________________________________
                                    Title: __________________________________

                                    THE BANK OF NEW YORK,
                                     as Co-Agent and as a Bank

                                    By: _____________________________________
                                    Title: __________________________________

                                    DEUTSCHE BANK AG, New York and/or
                                     Cayman Islands Branches,
                                     as Co-Agent and as a Bank

                                    By: _____________________________________
                                    Title: __________________________________

                                    By: _____________________________________
                                    Title: __________________________________

                                   DRESDNER BANK A.G.,
                                    New York Branch and Grand Cayman Branch, as Co-Agent and as a Bank

                                   By: ______________________________________
                                   Title: ___________________________________

                                   By: ______________________________________
                                   Title: ___________________________________

                                    FLEET NATIONAL BANK,
                                     as Co-Agent and as a Bank

                                    By: _____________________________________
                                    Title: __________________________________

                                    NATIONSBANK OF TEXAS, N.A.,
                                     as a Bank

                                    By: _____________________________________
                                    Title: __________________________________

                                    THE BANK OF BERMUDA LTD.,
                                     as a Bank

                                    By: _____________________________________
                                    Title: __________________________________

                                  SCHEDULE 1.1A

                               L/C COMMITMENTS AND
                                 L/C PERCENTAGES

Bank:                                         L/C Commitment:    L/C Percentage:
-----                                         ---------------    ---------------
Bank of America National                        $ 28,000,000       23.33333334%
 Trust and Savings Association

The Bank of New York                            $ 18,000,000       15.00000000%

Deutsche Bank AG                                $ 18,000,000       15.00000000%

Dresdner Bank A.G.,                             $ 18,000,000       15.00000000%
 New York branch

Fleet National Bank                             $ 18,000,000       15.00000000%

NationsBank, N.A                                $ 10,000,000        8.33333333%

Bank of Bermuda                                 $ 10,000,000        8.33333333%


TOTAL:                                          $120,000,000      100.00000000%

                                  SCHEDULE 1.1B

                                   STRATEGIES

Strategy                   General Description
--------                   -------------------

Diversified Hedging        Relative value trading strategies. Seeking trading
                           profits through long and short positions in related securities. Relationship may be strong (e.g.
                           convertible bonds and underlying shares into which they are convertible) or less direct (e.g. classes of debt of same issuer) or can involve baskets of stock long and short in a particular industry (e.g. banks or utilities).

Hedged Equity              The purchase and sale (short) of securities in
                           portfolios which tend to have a low correlation to the U.S. stock market. In general, managers of Funds in this category will have a correlation with the S&P
                           500 stock index of less than .4, indicating that historically, less than 16% of their performance can be explained by the fluctuations of the market.

Specialized Trading/       Investing in common stock and other instruments,
Common Stocks              selling short and opportunistic trading. In general,
                           the portfolio tend to be more highly correlated to the U.S. stock market than hedged equity portfolios.
                           Some managers are growth oriented, or value investors while others are opportunistic traders and investors.

Short Selling              Selling securities prior to their purchase by
                           borrowing the shares from a broker in anticipation of being able to purchase the securities at a later date at a lower price.

Risk Arbitrage             Purchase securities which are expected to become the
                           subject of tender offers, exchange offers or mergers or other types of corporate reorganizations and then tendering these securities for cash or other securities. This strategy also includes special situations and other event-driven transactions.

Distressed Securities      Opportunistic trading in the securities of distressed
                           companies and countries. This strategy includes, among others, financially troubled companies, those in bankruptcy proceedings, reorganizations or liquidation.

Commodities, Financial     Investing, trading and speculating in commodity
 Instruments and           futures contracts on both domestic and foreign
 Foreign Currencies        exchanges, forward contracts on foreign currencies
                           and other commodities, options on futures contracts and physical commodities and cash commodities, or other investments that have a risk-reward profile of commodity trading.

Foreign Portfolio          Investing in common stocks and debt instruments of
                           non-U.S. issuers.

                                  SCHEDULE 5.5

                                      NONE

                                  SCHEDULE 5.12

                                      NONE

                                  SCHEDULE 7.1

                                      NONE

                                  SCHEDULE 7.10

                                      NONE

                                  SCHEDULE 7.20

                                LINES OF BUSINESS

Provision of reinsurance with respect to insurance coverages provided by Safety National Casualty Corporation, Reliance Standard Life Insurance Company, and other affiliates of Delphi Financial Group, Inc.

Provision of insurance and reinsurance coverages with respect to the alternative market, including but not limited to captive insurance and rent-a-captive arrangements, self-insurance plans, policyholder insurance groups, and large deductible and retrospectively-rated insurance programs.

Provision of financial reinsurance, including but not limited to loss portfolio transfers of self-insured retentions, captive close-outs, per occurrence casualty coverage with aggregates and aggregate stop loss programs.

Provision of traditional reinsurance with respect to life, health, property and casualty insurance coverages.

Provision of services with respect to all of the types of businesses referenced above, including but not limited to investment, underwriting, risk management and brokerage services.

                                  SCHEDULE 10.2

                                 LENDING OFFICES
                              ADDRESSES FOR NOTICES

BANK OF AMERICA NATIONAL TRUST
  AND SAVINGS ASSOCIATION,
  as Agent, L/C Administrator and as a Bank

Address for Notices:

Bank of America National Trust
and Savings Association
231 South LaSalle Street
Chicago, Illinois 60697
Attention:        Elizabeth Bishop
Facsimile:        (312) 828-0889

Lending/Letter of Credit Office

Bank of America National Trust
and Savings Association
Attention: Letter of Credit Operations/#1580
231 South LaSalle Street
Chicago, Illinois 60697
Attention:        Manager - Standby Letter of Credit Unit
Facsimile:        (312) 987-6828

THE BANK OF NEW YORK,
   as Co-Agent and as a Bank

Address for Notices:

One Wall Street, 17th Floor
New York, New York  10286
Attention: Benjamin L. Balkind, Vice President
Facsimile: (212) 809-9520

Domestic and Offshore Lending Office:

One Wall Street

New York, New York   10286
Attention: Lillian Carney, Assistant Treasurer
Facsimile: (212) 809-9520

DEUTSCHE BANK AG,
  NEW YORK AND/OR CAYMAN ISLANDS BRANCHES
  as Co-Agent and as a Bank

Address for Notices:

Deutsche Bank AG
31 West 52nd Street
New York, New York   10019
Attention: John McGill, VP
Facsimile: (212) 469-8366

Domestic and Offshore Lending Office:

Deutsche Bank AG
31 West 52nd Street
New York, New York   10019
Attention: Chery Mandelbaum / Noble Samuel
Facsimile: (212) 469-4139 / (212) 469-4138

DRESDNER BANK A.G.,
  NEW YORK BRANCH AND GRAND CAYMAN BRANCH, as Co-Agent and as a Bank

Address for Notices:

75 Wall Street
New York, New York   10005-2889
Attention: Anthony Valencourt
Facsimile: (212) 429-2524

Domestic and Offshore Lending Office:

75 Wall Street
New York,  New York   10005-2889
Attention: Lora Lam
Facsimile: (212) 429-2130

FLEET NATIONAL BANK,
  as Co-Agent and as a Bank

Address for Notices:

777 Main Street
Hartford, CT 06115
Attention: Mike Sinisgalli
Facsimile: (860) 986-1264

Domestic and Offshore Lending Office:

777 Main Street
Hartford, CT   06115
Attention: Emilie Jones / Icy L. Mounds
Facsimile: (860) 986-1094

NATIONSBANK OF TEXAS, N.A.,
  as a Bank

Address for Notices:

901 Main Street
66th Floor
Dallas, Texas   75202
Attention: Jim V. Miller
Facsimile: (214) 508-0604

Domestic and Offshore Lending Office:

901 Main Street
66th Floor
Dallas, Texas   75202
Attention: John Nguyen
Facsimile: (214) 508-1215

THE BANK OF BERMUDA LTD.,
  as a Bank

Address for Notices:

6 Front Street
Corporate Banking Dept.
Hamilton, Bermuda   HMII
Attention: Renee M. Brunson
Facsimile: (441) 299-6542

Domestic and Offshore Lending Office:

6 Front Street
Corporate Banking Dept.
Hamilton, Bermuda   HMII
Attention: Mrs. Lynette Smith
Facsimile: (441) 299-6562